Exhibit 10.12

CUSIP No.:

LOAN AND SECURITY AGREEMENT

by and among

THE NEWARK GROUP, INC.,

as a Borrower

NEWARK GROUP INTERNATIONAL B.V.,

as a Borrower

and

CERTAIN DOMESTIC SUBSIDIARIES OF THE NEWARK GROUP, INC.

FROM TIME TO TIME PARTIES HERETO,

as Borrowers

and

THE OTHER SUBSIDIARIES OF THE NEWARK GROUP, INC.

FROM TIME TO TIME PARTIES HERETO,

as Guarantors

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arranger and Sole Bookrunner

JPMORGAN SECURITIES INC.,

as Joint Lead Arranger

Dated as of March 9, 2007

i

7.6	Right to Cure.	76

7.7	Access to Premises.	77

SECTION 8 REPRESENTATIONS AND WARRANTIES		77

8.1	Corporate Existence, Power and Authority.	77

8.2	Name; State of Organization; Chief Executive Office; Collateral Locations.	78

8.3	Financial Statements; No Material Adverse Change.	78

8.4	Priority of Liens; Title to Properties.	79

8.5	Tax Returns.	79

8.6	Litigation.	79

8.7	Compliance with Other Agreements and Applicable Laws.	80

8.8	Environmental Compliance.	80

8.9	Employee Benefits.	81

8.10	Bank Accounts.	82

8.11	Intellectual Property.	82

8.12	Subsidiaries; Affiliates; Capitalization; Solvency.	83

8.13	Labor Disputes.	83

8.14	Restrictions on Subsidiaries.	84

8.15	Material Contracts.	84

8.16	Payable Practices.	84

8.17	Accuracy and Completeness of Information.	84

8.18	Survival of Warranties; Cumulative.	84

8.19	Investment Company Act.	85

8.20	Indebtedness.	85

8.21	Investments.	85

8.22	No Burdensome Restrictions.	85

8.23	Brokers’ Fees.	85

8.24	Security Documents.	85

8.25	Classification of Senior Indebtedness.	86

8.26	Anti-Terrorism Laws.	86

8.27	Compliance with OFAC Rules and Regulations.	86

8.28	Compliance with FCPA.	86

8.29.	Commercial Activity; Absence of Immunity.	87

8.30.	Assets Owned by Certain Subsidiaries.	87

SECTION 9 AFFIRMATIVE AND NEGATIVE COVENANTS		87

9.1	Maintenance of Existence.	87

9.2	New Collateral Locations.	88

9.3	Compliance with Laws, Regulations, Etc.	88

9.4	Payment of Taxes and Claims.	89

9.5	Insurance.	89

9.6	Financial Statements and Other Information.	90

9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	93

9.8	Encumbrances.	94

9.9	Indebtedness.	96

9.10	Loans, Investments, Etc.	98

9.11	Restricted Payments.	100

9.12	Transactions with Affiliates.	101

9.13	Compliance with ERISA.	102

9.14	End of Fiscal Years.	103

9.15	Change in Business.	103

9.16	Limitation of Restrictions Affecting Subsidiaries.	103

9.17	Fixed Charge Coverage Ratio.	104

9.18	Excess Availability.	104

9.19	License Agreements.	104

9.20	Foreign Assets Control Regulations, Etc.	105

9.21	Costs and Expenses.	105

9.22	Additional Borrowers and Guarantors.	106

9.23	Pledged Assets.	107

9.24	Amendment of Subordinated Debt; CL Financing Agreements.	107

9.25	Limitations on Activities of NP Cogen.	107

9.26	Sale Leasebacks.	107

9.27	No Further Negative Pledges.	108

9.28	Limitation on Excluded Subsidiaries.	108

9.29	Further Assurances.	108

9.30	Post Closing Covenants.	108

SECTION 10 EVENTS OF DEFAULT AND REMEDIES		109

10.1	Events of Default.	109

10.2	Remedies.	112

SECTION 11 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		117

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	117

11.2	Waiver of Notices.	118

11.3	Amendments and Waivers.	119

11.4	Waiver of Counterclaims.	121

11.5	Indemnification.	122

SECTION 12 THE AGENT		122

12.1	Appointment, Powers and Immunities.	122

12.2	Reliance by Administrative Agent.	123

12.3	Events of Default.	123

12.4	Wachovia in its Individual Capacity.	124

12.5	Indemnification.	124

12.6	Non-Reliance on Administrative Agent and Other Lenders.	125

12.7	Failure to Act.	125

12.8	Additional Loans.	125

12.9	Concerning the Collateral and the Related Financing Agreements.	126

12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.	126

12.11	Collateral Matters.	127

12.12	Agency for Perfection.	129

12.13	Successor Administrative Agent.	129

12.14	Other Agent Designations.	130

12.15	Intercreditor Agreement.	130

12.16	Parallel Debts and Administrative Agent.	131

SECTION 13 TERM OF AGREEMENT; MISCELLANEOUS		131

13.1	Term.	131

13.2	Interpretative Provisions.	132

13.3	Notices.	134

13.4	Partial Invalidity.	135

13.5	Confidentiality.	135

13.6	Successors.	137

13.7	Assignments; Participations.	137

13.8	Entire Agreement.	139

13.9	USA Patriot Act.	140

13.10	Counterparts, Etc.	140

13.11	Dutch Obligations.	140

13.12	[Intentionally Omitted].	140

13.13	Parallel Debts.	141

13.14	Concerning Joint and Several Liability of Borrowers.	142

13.15	Judgment Currency.	144

SECTION 14 GUARANTY OF U.S. OBLIGATIONS		145

14.1	The Domestic Guaranty.	145

14.2	Bankruptcy.	146

14.3	Nature of Liability.	146

14.4	Independent Obligation.	146

14.5	Authorization.	146

14.6	Reliance.	147

14.7	Waiver.	147

14.8	Limitation on Enforcement.	148

14.9	Confirmation of Payment.	148

SECTION 15		149

GUARANTY OF THE DUTCH BORROWER OBLIGATIONS		149

15.1	The DO Guaranty.	149

15.2	Bankruptcy.	149

15.3	Nature of Liability.	150

15.4	Independent Obligation.	150

15.5	Authorization.	150

15.6	Reliance.	150

15.7	Waiver.	151

15.8	Limitation on Enforcement.	152

15.9	Confirmation of Payment.	152

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Information Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Borrower Joinder Agreement
Exhibit E	Form of Guarantor Joinder Agreement
Exhibit F	Authorized Officers
Exhibit G	Form of Borrowing Base Certificate

Schedule 1(a)	Existing Letters of Credit
Schedule 1(b)	Lenders and Commitments
Schedule 9.30	Post Closing Collateral Access Agreements

v

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated as of March 9, 2007 is entered into by and among THE NEWARK GROUP, INC., a New Jersey corporation (the “Company”), NEWARK GROUP INTERNATIONAL B.V., a private company with limited liability with its corporate seat in Amsterdam, the Netherlands and a wholly-owned subsidiary of the Company (the “Dutch Borrower”), those certain Domestic Subsidiaries of the Company from time to time party hereto pursuant to Section 9.22 (the “Subsidiary Borrowers”; and together with the Company and the Dutch Borrower, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), those certain Domestic Subsidiaries of the Company from time to time party hereto as guarantors (each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent and collateral agent for Lenders (in such capacity, “Administrative Agent” and “Collateral Agent” as hereinafter further defined) and as Control Agent.

WITNESSETH:

WHEREAS, Borrowers and Guarantors have requested that Administrative Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers in the aggregate amount of up to $85,000,000 (as such amount may be increased from time to time as provided in Section 2.4); and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Administrative Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative Agent, by and among Collateral Agent, the applicable Borrower or Guarantor with an account at any bank and the bank at which such account is at any time maintained which provides that such bank will comply with instructions originated by Collateral Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Administrative Agent or Collateral Agent may reasonably require.

“Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Administrative Agent” shall mean Wachovia Bank, National Association, in its capacity as administrative agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor administrative agent hereunder.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Agreement and account details for purposes of payments made to such Lender under this Agreement.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes

(a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person and (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent Payment Account” shall mean account no. 5000000149830 of Administrative Agent at Wachovia, or such other account of Administrative Agent as Administrative Agent may from time to time designate as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

“Amended Environmental Permit” shall mean the amended and/or new “Comprehensive Plan Approval(s)” required to be obtained under the Settlement Agreement.

“Agreement” shall mean this Loan and Security Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Arrangers” shall mean Wachovia Capital Markets, LLC and JPMorgan Securities Inc., in their capacity as joint-lead arrangers.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Administrative Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

“Authorized Officers” shall mean the officers listed on the attached Exhibit F or such replacement Exhibit that any Authorized Officer may in the future provide to the Administrative Agent in writing.

“Bank Product” shall mean any of the following products, services or facilities extended to any Borrower or Subsidiary by any Hedging Agreement Provider (as defined in Section 5.1) or Bank Product Provider (as defined in Section 5.1), as applicable: (a) Cash Management Services; (b) products under any hedging agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit. For any of the foregoing to be included as an “Obligation”, the applicable Secured Party must have previously provided written notice to Administrative Agent of (i) the existence of such Bank Product and (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to Administrative Agent by the Secured Party.

“Bank Product Debt” shall mean the Indebtedness and other obligations of a Borrower or Subsidiary relating to Bank Products.

“Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Base Certificate” shall mean a borrowing base certificate in substantially the form of Exhibit G hereto or such other form as may be reasonably satisfactory to Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of North Carolina, and a day on which Administrative Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“B.V. Intercompany Note” has the meaning provided in Section 9.10.

“Capital Expenditures” shall mean expenditures for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP.

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of 364 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Cash Management Event” shall mean either of the following: (a) the occurrence and continuation of an Event of Default or (b) Excess Availability falls below $10,000,000 at any time; provided that once no Event of Default exists for thirty (30) consecutive days and Excess Availability is greater than or equal to $10,000,000 for thirty (30) consecutive days, such Cash Management Event shall terminate; provided, further, that no more than two (2) Cash Management Events may be terminated by curing the applicable Event of Default or maintaining sufficient Excess Availability in any twelve-month period.

“Cash Management Services” shall mean any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

“Change of Control” shall mean the occurrence of any of the following events: (a) the failure of the Company to own, directly or indirectly, 100% of the combined voting power of all Voting Stock and the economic interests of the Dutch Borrower, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Company then in office, (c) the failure of the Permitted Holders and/or Persons that are (i) either trusts for the benefit of any Permitted Holder, (ii) the estate of any Permitted Holder, (iii) the wife or issue of any Permitted Holder, (iv) trusts for the benefit of the wife or issue of any Permitted Holder or (v) any combination of the foregoing, to own directly or indirectly more than 50% of the Voting Stock of the Company or (d) the occurrence a “Change of Control” under and as defined in the Senior Subordinated Note Indenture. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.

“CL Administrative Agent” shall mean Wachovia, in its capacity as administrative agent under the CL Credit Agreement and the other CL Financing Agreements.

“CL Cap Amount” shall have the meaning provided in the Intercreditor Agreement.

“CL Credit Agreement” shall mean that certain Loan and Security Agreement dated as of the date hereof by and among the Company, the guarantors from time to time party thereto, the CL Lenders and the CL Administrative Agent pursuant to which the CL Lenders agree to provide term loan and credit-linked letter of credit facilities available to the Company.

“CL Deposit Account” shall mean deposit account number                      at Wachovia in which funds are held to cash collateralize the CL Obligations, together with any replacement deposit account created to serve the same purpose.

“CL Financing Agreements” shall have the meaning specified for the term “Financing Agreements” in the CL Credit Agreement.

“CL LC Issuer” shall mean the issuer of the CL Letters of Credit.

“CL Lenders” shall mean those certain lenders and other financial institutions from time to time party to the CL Credit Agreement.

“CL Letters of Credit” shall mean the letters of credit issued under the CL Credit Agreement.

“CL Obligations” shall have the meaning specified for the term “Obligations” in the CL Credit Agreement.

“CL Priority Collateral” shall have the meaning specified for the term “Term Loan Priority Collateral” in the Intercreditor Agreement.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean a collective reference to all real and personal property pledged to Administrative Agent pursuant to the terms of the Financing Agreements or otherwise, including, without limitation, the Priority Collateral and the CL Priority Collateral.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Collateral Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

“Collateral Agent” shall mean Wachovia Bank, National Association, in its capacity as collateral agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor collateral agent hereunder.

“Commitment” shall mean the Revolving Commitments and the Swingline Commitment, individually or collectively, as appropriate.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Compliance Certificate” shall have the meaning provided in Section 9.6(a)(i).

“Consolidated Cash Taxes” shall mean, for any applicable period of computation, the sum of all taxes paid in cash by the Company and its Subsidiaries during such period, determined on a consolidated basis in accordance with applicable law and GAAP.

“Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) interest expense, (ii) total federal, state, local and foreign income, value added and similar taxes, (iii) depreciation, amortization expense and other non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (iv) unusual or non-recurring non-cash items, (vii) non-capitalized fees and expenses incurred in connection with the closing of this Agreement and the CL Credit Agreement, (viii) other cash restructuring charges in an aggregate amount not to exceed $5,000,000 over the term of this Agreement, and (ix) pension plan expenses, all as determined in accordance with GAAP, minus (c) actuarially determined minimum pension funding obligations.

“Consolidated Fixed Charges” shall mean, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Funded Indebtedness Payments made during such period.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, all Funded Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, all cash interest expense of the Company and its Subsidiaries (including, without limitation, the interest component under Capital Leases and the net interest payable in connection with hedging agreements), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net income (excluding extraordinary items and excluding income received from joint venture investments to the extent not received in cash) after taxes for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Scheduled Funded Indebtedness Payments” shall mean, for any applicable period of computation, for the Company and its Subsidiaries, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness for such period (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” shall mean during any period of 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Company (together with any new director whose election by the Company’s board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Control Accounts” shall have the meaning set forth in Section 6.3 hereof.

“Control Agent” shall have the meaning provided in the Intercreditor Agreement.

“Control Collateral” shall have the meaning provided in the Intercreditor Agreement.

“Credit Facility” shall mean the Revolving Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2, 2.3 and 2.4 hereof.

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” shall have the meaning set forth in Section 6.11 hereof.

“DO Guarantors” shall mean the U.S. Borrowers and the Guarantors.

“DO Guaranty” shall mean the guaranty of the DO Guarantors set forth in Section 15.

“Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of Euros or an amount denominated in Euros, the equivalent amount thereof in Dollars as determined by Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Guaranty” shall mean the guaranty of Guarantors set forth in Section 14.

“Domestic Obligations” shall mean the Obligations owing by any or all of U.S. Borrowers to Administrative Agent, any Lender, any of their Affiliates or any Issuing Bank.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Dutch Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Dutch Deed of Pledge” shall mean that certain Deed of Pledge providing for a right of pledge over the shares in the capital of the Dutch Borrower dated as of the Closing Date by and among the Company, the Dutch Borrower and Administrative Agent.

“Dutch Revolving Loan Limit” shall mean, as to the Dutch Borrower, at any time, the Dollar Amount equal to (a) the lesser of (i) $25,000,000 or (ii) the Maximum Credit at such time minus (b) the aggregate Dollar Amount of any outstanding investments, loans or advances made by any Borrower or Guarantor to Foreign Subsidiaries excluding (i) the intercompany loan made by the Company to the Dutch Borrower pursuant to the B.V. Intercompany Note, (ii) any such investment, loan or advance made to provide all or a portion of the purchase price for the PKV Acquisition, so long as the PKV Acquisition is otherwise permitted by the terms of this Agreement, and (iii) any investment, loan or advance by the Company to the Dutch Borrower from the proceeds of (A) loans made to the Company under the CL Credit Agreement in an aggregate Dollar Amount of up to $15,000,000 and (B) Loans made to the Company on the Closing Date, in order to repay outstanding indebtedness of the Dutch Borrower on the Closing Date.

“Dutch Subsidiary” shall mean a Subsidiary organized under Dutch law.

“Eligible Accounts” shall mean Accounts created by a Borrower that in each case satisfy the criteria set forth below as reasonably determined in accordance with Administrative Agent’s customary practices. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than (i) ninety (90) days after the date of the original invoice therefor or (ii) more than sixty (60) days after the date of the original due date therefor; provided, that Administrative Agent may in its discretion deem Accounts for which the applicable Borrower has granted extended trade terms to be Eligible Accounts;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Administrative Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Administrative Agent to perfect the security interests of Administrative Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Administrative Agent may request to enable Administrative Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Administrative Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Administrative Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Administrative Agent and if required by Administrative Agent, the original of such letter of credit has been delivered to Administrative Agent or Administrative Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Administrative Agent or naming Administrative Agent as transferee beneficiary thereunder, as Administrative Agent may specify, or (ii) such Account is subject to credit insurance payable to Administrative Agent issued by an insurer and on terms and in an amount reasonably acceptable to Administrative Agent, or (iii) such Account is otherwise acceptable in all respects to Administrative Agent, provided, that the aggregate face amount of all Accounts deemed Eligible Accounts pursuant to this clause (iii) shall not exceed $500,000;

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Administrative Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Administrative Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor shall be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Collateral Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent between the holder of such security interest or lien and Administrative Agent or Collateral Agent;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Administrative Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Administrative Agent;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than the periods permitted in clause (b) of this definition which constitute more than fifty percent (50%) percent of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Administrative Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(q) such Accounts are owed by account debtors deemed creditworthy at all times by Administrative Agent in good faith in its commercially reasonable discretion.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Administrative Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Administrative Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Consigned Inventory” shall mean Inventory which otherwise constitutes Eligible Inventory except for the fact that it is on consignment and with respect to which (a) Administrative Agent has received evidence reasonably satisfactory to Administrative Agent that the applicable Borrower has a valid and effective consignment agreement in place with the consignee of such Inventory, (b) Administrative Agent has received evidence reasonably satisfactory to Administrative Agent that the applicable Borrower has filed a precautionary UCC-1 financing statement in the appropriate jurisdiction naming the consignee as consignee or debtor, (c) Administrative Agent has received evidence reasonably satisfactory to Administrative Agent that the applicable Borrower has provided notice to the consignee’s secured parties of the consignment arrangement and (d) Administrative Agent shall have received a Collateral Access Agreement from the owner and lessor of the premises on which such Inventory is held and/or such other documentation as it shall reasonably require.

“Eligible Inventory” shall mean Inventory of each Borrower consisting of finished goods held for resale in the ordinary course of the business of a Borrower and raw materials for such finished goods, that in each case satisfy the criteria set forth below as reasonably determined by Administrative Agent in accordance with Administrative Agent’s customary practices. In general, Eligible Inventory shall not include: (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by any Borrower, except (i) Inventory at premises leased to a Borrower by a third party that has executed and delivered to Administrative Agent a Collateral Access Agreement, (ii) Inventory at premises leased to a Borrower by a third party with respect to which a Reserve satisfactory to Administrative Agent has been established and (iii) Eligible Consigned Inventory; (g) Inventory subject to a security interest or lien in favor of any Person other than Collateral Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent between the holder of such security interest or lien and Administrative Agent or Collateral Agent; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Collateral Agent; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment, except Eligible Consigned Inventory and (m) Inventory located outside the United States of America. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Administrative Agent in good faith based on either: (l) an event, condition or other circumstance arising after the date hereof, or (m) an event, condition or other circumstance existing on the date hereof to the extent Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which materially and adversely affects or could reasonably be expected to materially and adversely affect the Inventory in the good faith and commercially reasonable determination of Administrative Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

The amount of Eligible Inventory of any Borrower shall, at Administrative Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.

“Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Administrative Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Administrative Agent, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee, (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Administrative Agent may otherwise specifically agree and (iii) a Person shall qualify as an Eligible Transferee only if it is a PMP.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Engagement Letter” shall mean the letter agreement, dated as of January 9, 2007, by and among the Company, Administrative Agent and Wachovia Capital Markets, LLC setting forth certain fees payable by Borrowers to Administrative Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Environmental Laws” shall mean all foreign, federal, state and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, including the federal Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Water Act, the federal Clean Air Act, the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $1,000,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $1,000,000.

“ESOP Plan” shall mean The Newark Group, Inc. Employees’ Stock Ownership Plan dated as of April 22, 2002, as such ESOP Plan may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate Loans” shall mean any Revolving Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Excess Availability” shall mean the amount, as determined by Administrative Agent, calculated at any date, equal to: (a) the lesser of: (i) the U.S. Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations arising pursuant to any guarantees in favor of Administrative Agent and Lenders of the Obligations of the other Borrowers or any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Administrative Agent’s option, as of a more recent date based on such reports as Administrative Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by the applicable Borrower in good faith), plus (iv) without duplication, the amount of checks issued by any Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Administrative Agent’s option, as of a more recent date based on such reports as Administrative Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by the applicable Borrower in good faith), but not yet sent. For purposes of the calculation of the Excess Availability covenant set forth in Section 9.18, reserves for hedge arrangements with any Lender shall be taken into consideration in the determination of Excess Availability to the extent such hedge agreements are pari passu obligations with principal and interest under the Financing Agreements.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Excluded Deposit Accounts” shall have the meaning given to such term in Section 5.2(d).

“Excluded Subsidiaries” shall mean Ridge Finance Corp. and NP Cogen, Inc.

“Existing Letters of Credit” shall mean each of the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1(a) hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Final Judgment” shall mean the final judgment issued or to be issued by the Superior Court of Suffolk County, Massachusetts or other applicable court with respect to the Settlement Agreement and/or the agreements set forth therein.

“Financial Markets Supervision Act” shall mean the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht).

“Financing Agreements” shall mean, collectively, this Agreement, the Intercreditor Agreement, the Engagement Letter, the Security Documents, the Revolving Notes, the Swingline Notes, all Letter of Credit Documents, all other notes, guarantees, Account Control Agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement. For the avoidance of doubt, Financing Agreements shall not include the CL Financing Agreements, other than the Intercreditor Agreement and the Engagement Letter.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of each fiscal quarter of the Company, the ratio of (a) (i) Consolidated EBITDA (computed for the four consecutive fiscal quarterly periods then ending) minus (ii) Unfinanced Capital Expenditures for such period, minus (iii) Consolidated Cash Taxes for such period, minus (iv) cash dividends or other distributions or payments paid by the Company pursuant to Section 9.11 during such period to (b) Consolidated Fixed Charges (computed for the four consecutive fiscal quarterly periods then ending).

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euros with Dollars.

“Foreign Currency Loan” shall mean any Loan denominated in Euros.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligations” shall mean the Obligations of the Dutch Borrower.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

“Funded Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) except with respect to the ESOP Plan, all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (i) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.17 and 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Administrative Agent prior to the date hereof.

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” shall mean, collectively, (together with their respective successors and assigns): (a) with respect to the Foreign Obligations, the U.S. Borrowers, (b) those Domestic Subsidiaries of the Company identified as “Guarantor” on the signature pages hereto and (c) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Administrative Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor”.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Independent Financial Advisor” shall mean a firm (i) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in any Borrower or Guarantor and (ii) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Administrative Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

“Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date by and among Administrative Agent, the CL Administrative Agent and the Control Agent.

“Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower (or Company on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Company on behalf of such Borrower) may not elect an Interest Period which will end after the Termination Date.

“Interest Rate” shall mean:

(a) For any day, the rate per annum set forth below opposite the applicable level then in effect (based on Quarterly Average Excess Availability for the immediately preceding calendar quarter), it being understood that the Interest Rate for (i) Revolving Loans that are Prime Rate Loans shall be a rate equal to the sum of (A) the Prime Rate plus (B) the percentage set forth under the column “Prime Rate Loans”, (ii) Revolving Loans that are Eurodollar Rate Loans shall be a rate equal to the sum of (A) the Adjusted Eurodollar Rate plus (B) the percentage set forth under the column “Eurodollar Rate

Loans”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “Letter of Credit Fee”, and (iv) the Unused Line Fee shall be the percentage set forth under the column “Unused Line Fee”:

Tier	Quarterly Average Excess Availability	Prime Rate Loans	Eurodollar Rate Loans	Letter of Credit Fee	Unused Line Fee
1	Greater than $30,000,000	0.00%	1.25%	1.25%	0.300%
2	Less than or equal to $30,000,000 and greater than $10,000,000	0.00%	1.50%	1.50%	0.250%
3	Less than or equal to $10,000,000	0.00%	1.75%	1.75%	0.250%

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the rate two percent (2%) per annum in excess of the applicable amount set forth above, at Administrative Agent’s option, without notice, (i) either (A) for the period on and after the date of termination hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Administrative Agent, (ii) on the Loans at any time outstanding in excess of the U.S. Borrowing Base (whether or not such excess arises or is made with or without Administrative Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default) and (iii) on the Loans to the Dutch Borrower at any time outstanding in excess of the Dutch Revolving Loan Limit (whether or not such excess arises or is made with or without Administrative Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

(c) The initial Interest Rate shall be based on Tier 2 (as shown above) and shall remain at Tier 2 until the last day of the second complete fiscal quarter following the Closing Date.

(d) The “Interest Rate” shall be calculated and established once each calendar quarter, effective as of the first day of such calendar quarter and shall remain in effect until adjusted thereafter at the end of the next calendar quarter.

(e) In the event that any financial information or certification provided to Administrative Agent in accordance with the provisions of Section 9.6(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Interest Rate for any period (an “Applicable Period”) than the Interest Rate applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Interest Rate shall be determined as if Tier 3 were applicable for such Applicable Period, and (iii) Borrowers shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Interest Rate for such Applicable Period.

“Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Administrative Agent, by and among Collateral Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Collateral Agent, that it will comply with entitlement orders originated by Collateral Agent with respect to such investment property, or other instructions of Collateral Agent, and has such other terms and conditions as Administrative Agent or Collateral Agent may require.

“Issuing Bank” shall mean Wachovia or any Lender that is approved by Administrative Agent that shall issue a Letter of Credit for the account of a Borrower and have agreed in a manner satisfactory to Administrative Agent to be subject to the terms hereof as an Issuing Bank.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Letter of Credit Fee” shall have the meaning set forth in Section 3.2.

“Letter of Credit Limit” shall mean $15,000,000.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

“Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit.

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Loans” shall mean (a) Revolving Loans and (b) Swingline Loans, as appropriate.

“London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.5(b)(ii).

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Collateral Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of Borrowers to repay the Obligations or of Borrowers to perform their obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Administrative Agent and Lenders under this Agreement or any of the other Financing Agreements.

“Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maximum Credit” shall mean the amount of $85,000,000 (as such amount may be reduced from time to time as provided in the definition of “Reserves” or in Section 2.1(e) or increased from time to time as provided in Section 2.4).

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

“Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent appraisal of such inventory in form and containing assumptions and appraisal methods reasonably satisfactory to Administrative Agent by an appraiser reasonably acceptable to Administrative Agent, on which Administrative Agent and the Lenders are expressly permitted to rely, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal; provided that the Net Recovery Percentage established on the Closing Date will be mutually agreed upon by Administrative Agent and the Company.

“NP Cogen” shall mean NP Cogen, Inc., a California corporation.

“Obligations” shall mean any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Administrative Agent, Collateral Agent, Control Agent or any Lender and/or any of their Affiliates or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, and all Bank Product Debt (provided, that Bank Product Debt shall constitute Obligations which are secured pursuant to the provisions of Section 5 only to the extent that the aggregate Dollar Amount of the Collateral exceeds the aggregate Dollar Amount of all Obligations other than Bank Product Debt at any time, with any excess over such amount being unsecured), whether now existing or hereafter arising, whether arising before, during or after the term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured (other than the Company’s Parallel Debts).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

“Parallel Debt” shall mean, in relation to the Underlying Debt (and subject to Section 13.13(e)), an obligation to pay to Administrative Agent an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

“Participating Member State” means the states of the European Union that have adopted the Euro as their lawful currency as of the Closing Date (being, Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Slovenia and Spain).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Borrower, Guarantor or any Foreign Subsidiary of (a) the assets or a majority of the outstanding Voting Stock or economic interests of any Person, (b) any division, line of business or other business unit of any Person or (c) Capital Stock of a joint venture constituting a majority of the Capital Stock of such Person to the extent such Borrower, Guarantor or Foreign Subsidiary already owns Capital Stock of such joint venture (such Person or such division, line of business or other business unit of such Person or such joint venture shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by Borrowers, Guarantors and their Subsidiaries pursuant to the terms hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) to the extent doing so would not create material adverse tax consequences to the Borrowers or Guarantors, Collateral Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target subject to Permitted Liens and in accordance with the Security Documents and the Target, if a U.S. Person, shall have executed a joinder agreement in accordance with the terms of Section 9.22, (iii) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarters prior to the acquisition date in an amount greater than $0 (with pro forma adjustments acceptable to the Administrative Agent), (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Borrower, Guarantor, or Foreign Subsidiary and the Target, (vi) after giving effect to such acquisition, there shall be at least $15,000,000 of Excess Availability (including Eligible Inventory and Eligible Accounts of the Target, it being agreed that no Inventory of the Target shall be Eligible Inventory until Administrative Agent shall have received all documentation that it reasonably requests, including, without limitation, a satisfactory appraisal, and no Accounts of the Target shall be Eligible Accounts until Administrative Agent shall have received all documentation that it reasonably requests, including, without limitation, a satisfactory field examination) and (v) the total cash consideration (without taking into account the proceeds of Subordinated Debt, unsecured Indebtedness or Capital Stock issued, in each case, used to pay a portion or all of the consideration for the Target) for (A) all such acquisitions made during any twelve month period shall not exceed $15,000,000 in the aggregate and (B) all such acquisitions made during the term of this Agreement shall not exceed $50,000,000 in the aggregate.

“Permitted Holder” shall mean any of Edward K. Mullen or Robert H. Mullen.

“Permitted Investments” shall have the meaning set forth in Section 9.10.

“Permitted Liens” shall have the meaning set forth in Section 9.8.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“PKV Acquisition” has the meaning provided in Section 9.10.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date, executed by Borrowers and Guarantors party thereto in favor of Collateral Agent, for the benefit of the Lenders, and the Control Agent, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“PMP” shall mean a professional market party (professionele marktpartij) as defined in the Financial Markets Supervision Act which is in any case deemed to be the case if the amount of the participation (to be) transferred to an Eligible Transferee is the equivalent of at least 50,000 Euros.

“Prime Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the prime rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “prime rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms above, the prime rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the prime rate due to a change in the prime rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

“Priority Collateral” shall mean all “Working Capital Priority Collateral” as defined in the Intercreditor Agreement, including, upon the payment in full of the CL Obligations and the termination of the CL Commitment, all CL Priority Collateral other than Real Property.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent month end preceding the date of such transaction.

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate amount of all of the Revolving Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Revolving Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Obligations.

“Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability of Borrowers for the immediately preceding calendar quarter, as calculated by Administrative Agent.

“Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

“Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by Company, the Dutch Borrower or any of their Subsidiaries which results in the receipt by the Company, the Dutch Borrower or any of their Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Register” shall have the meaning set forth in Section 13.7 hereof.

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares are greater than fifty (50%) percent of the aggregate of the Revolving Commitments of all Lenders, or if the Revolving Commitments shall have been terminated, Lenders to whom at least fifty (50%) percent of the then outstanding Loans and Letter of Credit Obligations are owing.

“Reserves” shall mean as of any date of determination, such amounts as Administrative Agent may from time to time establish and revise in accordance with its reasonable customary practices and as may be applicable under the circumstances based on its field examinations and other due diligence reducing the amount of Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Administrative Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Administrative Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business or prospects of any Borrower or Guarantor or (iii) the security interests and other rights of Collateral Agent and Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Administrative Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Administrative Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Administrative Agent’s option, be established to reflect: (a) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Administrative Agent for any period that is or is reasonably anticipated to be greater than five (5%) percent; (b) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (d) sales, excise or similar taxes included in the amount of any Accounts reported to Administrative Agent; (e) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (f) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Administrative Agent has received a Collateral Access Agreement that Administrative Agent has accepted in writing, which acceptance shall not be unreasonably withheld, it being agreed that Reserves with respect to leased premises shall not exceed an amount equal to three months’ rent and other obligations owed to the lessor of such premises pursuant to any applicable lease documentation; and (g) obligations with respect to Bank Products; provided, however, that no reserve shall be established with respect to Bank Products (other than the mark-to-market amount under the cross-currency hedge in place on the Closing Date) (i) without the mutual agreement of Administrative Agent and Company or (ii) in the event that such reserve would cause the aggregate Dollar Amount of Loans and Letter of Credit Obligations outstanding to exceed the U.S. Borrowing Base or the Maximum Credit. The amount of any Reserve established by Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Administrative Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties Administrative Agent may, at its option, deduct such Reserve from the Maximum Credit, at any time that such limit is less than the amount of the U.S. Borrowing Base. Reserves established on the Closing Date, if any, will be mutually agreed upon by Administrative Agent and the Company. Administrative Agent will not establish new reserves after the Closing Date on account of any circumstances, conditions, events or contingencies of which Administrative Agent has actual knowledge as of the Closing Date. To the extent Administrative Agent may establish new criteria or revise existing criteria (including percentages applied to determine the amount of) for Eligible Accounts and Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner reasonably satisfactory to Administrative Agent, Administrative Agent shall not establish or increase a reserve for the same purpose. The amount of any reserve established or increased by Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as reasonably determined by Administrative Agent in good faith. Administrative Agent shall provide prior written notice to the Company of any material change in the categories of reserves established after the Closing Date or in the manner such reserves are calculated or any other change to any item for the calculation thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Senior Subordinated Notes or any other Subordinated Debt, (f) any voluntary prepayment of the CL Obligations, (g) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness the proceeds of which are used to refinance or repay the CL Obligations, (h) the payment by Borrowers or any of their Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Company or such Subsidiary, (i) any prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the industrial revenue bonds of any Borrower or Guarantor, or (j) any cash payments by any Borrower or Guarantor to their respective pension plans in excess of the actuarially determined minimum funding obligations.

“Revaluation Date” shall mean, shall mean each of the following: (a) each date a Eurodollar Rate Loan denominated in Euros is made pursuant to Section 2.1; (b) each date a Eurodollar Rate Loan denominated in Euros is continued pursuant to Section 3.1; (c) the last Business Day of each calendar month; (d) each date a Eurodollar Rate Loan denominated in Euros is repaid or prepaid hereunder and (e) such additional dates as Administrative Agent or the Required Lenders shall determine.

“Revolving Commitment” shall mean, at any time, as to each Lender, the principal amount set forth on Schedule 1(b) hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof

“Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Administrative Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of Borrower provided pursuant to Section 2.1 or 2.4 in favor of any of the Lenders evidencing the Revolving Loan provided by any such Lender pursuant to Section 2.1 or 2.4, individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced or supplemented from time to time.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Asset Dispositions” shall mean the sale, lease, conveyance, disposition or other transfer of the following (including the real estate and other assets related thereto) (i) the paperboard mills in Newark, New Jersey, Natick, Massachusetts, Lawrence, Massachusetts, Middletown, Ohio, and Stockton, California, (ii) the co-generation facility in Los Angeles, California, (iii) the water rights with respect to certain real property located in Los Angeles, California, (iv) the converted products plants in New London, Wisconsin and South Gardiner, Maine and (v) the property located at 99-107 Lockwood Street, Newark, New Jersey.

“Secured Parties” shall mean Collateral Agent, Administrative Agent, the Issuing Bank, the Lenders and providers of Bank Products.

“Security Documents” shall mean the Pledge Agreement, the Dutch Deed of Pledge and all other agreements, documents and instruments relating to, arising out of, or in any way connection with any of the foregoing documents or granting to Collateral Agent, liens or security interests to secure, inter alia, the Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of Collateral Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Senior Subordinated Note Indenture” shall mean that certain Indenture dated as of March 12, 2004 by and between the Company, the guarantors from time to time party thereto and The Bank of New York, as trustee, as it may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Senior Subordinated Notes” shall mean those certain 9 3/4% senior unsecured subordinated notes due 2014 issued by the Company on March 12, 2004, as they may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Settlement Agreement” shall mean the draft Settlement Agreement and Final Judgment in the form provided by the Company to Administrative Agent related to the pending allegations of violations of environmental laws asserted by the Commonwealth of Massachusetts against the Company, with such changes as may be negotiated by the Company and the Commonwealth of Massachusetts, provided that such changes allow the Company to continue to operate in the ordinary course of business.

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Special Administrative Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

“Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the sale, transfer or other disposition of Permitted Investments described in clause (a) of Section 9.10.

“Spot Rate” shall mean, with respect to Euros, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of Euros with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subordinated Debt” shall mean (a) subordinated Indebtedness of Borrowers evidenced by a subordinated seller note that contains subordination and other terms acceptable to Administrative Agent and (b) any other any Indebtedness incurred by any Borrower or Guarantor, in each case which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms acceptable to Administrative Agent, including, without limitation, the Senior Subordinated Notes.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.5(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean $5,000,000.

“Swingline Lender” shall mean Wachovia Bank, National Association and any successor swingline lender.

“Swingline Loans” shall have the meaning set forth in Section 2.5(a).

“Swingline Note” shall mean the promissory note of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.5(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Termination Date” shall mean the earlier to occur of (i) the date that is five (5) years from the Closing Date and (ii) the date when all Obligations are paid and satisfied in full in immediately available funds and the Commitments have been terminated pursuant to Section 2.1(d).

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine).

“Underlying Debts” shall mean, in relation to the Company and at any given time, each obligation (whether present or future, actual or contingent) owing by the Company to a Lender under the Financing Agreements (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Financing Agreement, in each case whether or not anticipated as of the date of this Agreement) excluding the Company’s Parallel Debts.

“Unfinanced Capital Expenditures” shall mean for any period Capital Expenditures made during such period and not financed from the proceeds of Funded Indebtedness (other than from Revolving Loans). The term “Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Financing Agreements.

“Unused Line Fee” shall have the meaning set forth in Section 3.2.

“U.S. Borrower” shall mean the Company and each Borrower that is a Domestic Subsidiary of the Company.

“U.S. Borrowing Base” shall mean, at any time, the amount equal to:

(a) (i) eighty-five percent (85%) percent of the Eligible Accounts of the U.S. Borrowers, plus (ii) the lesser of (A) the sum of: (1) fifty-five percent (55%) percent multiplied by the Value of the Eligible Inventory consisting of raw materials inventory of the U.S. Borrowers plus (2) sixty percent (60%) percent multiplied by the Value of the Eligible Inventory consisting of finished goods inventory of the U.S. Borrowers and (B) eighty-five percent (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory of the U.S. Borrowers, minus

(b) Reserves established from time to time by Administrative Agent in its reasonable discretion, subject to the requirements for establishment of Reserves set forth in the definition of that term.

“Value” shall mean, as determined by Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the U.S. Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, for the purpose of determining the amount in clause (a)(ii)(B) of the definition of U.S. Borrowing Base only, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Administrative Agent.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Wachovia” shall mean Wachovia Bank, National Association, in its individual capacity, and its successors and permitted assigns.

SECTION 2

CREDIT FACILITIES

2.1	Loans.

(a) Subject to and upon the terms and conditions contained herein including, without limitation, the limitations set forth in Section 2.1(b), each Lender severally (and not jointly) agrees to make prior to the Termination Date its Pro Rata Share of Revolving Loans to (i) the U.S. Borrowers, in Dollars, from time to time in amounts requested by any U.S. Borrower (or Company on behalf of such Borrower) up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (A) the U.S. Borrowing Base at such time or (B) the Maximum Credit at such time and (ii) the Dutch Borrower, in Euros or Dollars (in accordance with 3.1(a)), from time to time in amounts requested by the Dutch Borrower (or Company on behalf of such Borrower) up to the aggregate Dollar Amount outstanding for all Lenders at any time equal to the lesser of: (A) the U.S. Borrowing Base at such time, (B) the Maximum Credit or (C) the Dutch Revolving Loan Limit at such time.

(b) Except in Administrative Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate Dollar Amount of the Loans (including Swingline Loans) and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Loans (including Swingline Loans) and Letter of Credit Obligations outstanding at any time shall not exceed the U.S. Borrowing Base, and (iii) the aggregate principal Dollar Amount of the Loans (including Swingline Loans) made to the Dutch Borrower shall not exceed the Dutch Revolving Loan Limit.

(c) In the event that (i) the aggregate Dollar Amount of the Loans (including Swingline Loans) and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, (ii) except as otherwise provided herein, the aggregate principal amount of the Loans (including Swingline Loans) and Letter of Credit Obligations outstanding exceed the U.S. Borrowing Base, or (iii) except as otherwise provided herein, the aggregate principal Dollar Amount of the Loans (including Swingline Loans) and Letter of Credit Obligations outstanding to the Dutch Borrower exceed the U.S. Borrowing Base or the Dutch Revolving Loan Limit, such event shall not limit, waive or otherwise affect any rights of Administrative Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Administrative Agent, which may be made at any time or from time to time, immediately repay to Administrative Agent the entire amount of any such excess(es) for which payment is demanded.

(d) Borrowers shall have the right to repay Loans in whole or in part from time to time; provided, however, that each partial repayment of a Revolving Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, and each partial repayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The Borrowers shall give three Business Days’ irrevocable notice in the case of Eurodollar Rate Loans and same-day irrevocable notice on any Business Day in the case of Prime Rate Loans, to Administrative Agent (which shall notify the Lenders thereof as soon as practicable); provided that the Company may provide such notice on behalf of the Borrowers. Payments shall be applied first to Prime Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All repayments under this Section 2.1(d) shall be subject to Section 3.3(d), but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring interest payment date that would have occurred had such loan not been prepaid or, at the request of Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a repayment is made hereunder through the date of repayment. Amounts repaid may be reborrowed in accordance with the terms hereof.

(e) Borrowers shall have the right to terminate or permanently reduce the unused portion of the Maximum Credit at any time or from time to time upon not less than five Business Days’ prior notice to Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum Dollar Amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by Administrative Agent, provided that no such reduction or termination shall be permitted (i) if after giving effect thereto, and to any repayments of the Loans made on the effective date thereof, the sum of the outstanding Obligations would exceed the Maximum Credit or (ii) if such reduction or termination would reduce the Maximum Credit to below $25,000,000, unless such reduction or termination is in connection with the termination of this Agreement and repayment in full of the Obligations. If the Maximum Credit is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Maximum Credit.

2.2	Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower excluding the Dutch Borrower (or Company on behalf of such Borrower), Administrative Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit in Dollars, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to Administrative Agent and Issuing Bank.

(b) Borrower requesting such Letter of Credit (or Company on behalf of such Borrower) shall give Administrative Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the Termination Date) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance nor after the Termination Date), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. Borrower requesting the Letter of Credit (or Company on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Administrative Agent: (i) Borrower requesting such Letter of Credit (or Company on behalf of such Borrower) shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance reasonably satisfactory to Issuing Bank and Administrative Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Administrative Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) the Excess Availability prior to giving effect to any

Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term U.S. Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Administrative Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit is for any other purpose or the documents of title are not consigned to Issuing Bank in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv)(A) or Section 2.2(c)(iv)(B).

(d) Except in Administrative Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(e) Each Borrower shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued for the account of a Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of a Borrower immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by Borrowers to Administrative Agent for a Prime Rate Loan in the amount of such drawing or other amount then due, and shall be made by Administrative Agent on behalf of Lenders as a Revolving Loan (or Special Administrative Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Administrative Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to the Borrowers pursuant to this Section 2 (or Special Administrative Agent Advances as the case may be).

(f) Borrowers and Guarantors shall, jointly and severally, indemnify and hold Administrative Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Administrative Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Administrative Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Administrative Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Administrative Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Collateral Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Collateral Agent holds a security interest that upon Administrative Agent’s request, such items are to be delivered to Collateral Agent and/or subject to Collateral Agent’s order, and if they shall come into any Borrower’s or Guarantor’s possession, to deliver them, upon Collateral Agent’s request, to Collateral Agent in their original form. Except as otherwise provided herein, Collateral Agent shall not exercise such right to request such items so long as no Event of Default shall exist or have occurred and be continuing. Except as Collateral Agent may otherwise specify, Borrowers and Guarantors shall designate Issuing Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party in any Letter of Credit and to deliver to Administrative Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to any Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with any Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Administrative Agent or any Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Administrative Agent or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(i) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

(j) The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Lenders to make payments to Administrative Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Administrative Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Administrative Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

2.3	Commitments.

The aggregate Dollar Amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4	Incremental Availability.

Subject to the terms and conditions set forth herein, Borrowers shall have the right, at any time prior to the third anniversary of the Closing Date (but not more than once) to incur additional Indebtedness under this Agreement in the form of an increase to the Maximum Credit (the “Incremental Revolving Facility”) by an aggregate amount of up to $15,000,000; provided, that no Default or Event of Default shall have occurred and be continuing. The following terms and conditions shall apply to the Incremental Revolving Facility: (i) the loans made under the Incremental Revolving Facility shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis, (ii) such Incremental Revolving Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (iii) Borrowers shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Commitment is increased, (iv) the conditions in Section 4.2 shall have been satisfied, (v) Administrative Agent shall have received evidence that all requisite corporate action and proceedings in connection with the Incremental Revolving Facility shall have been taken which evidence shall be in form and substance satisfactory to Administrative Agent and (vi) Administrative Agent shall have received from Borrowers and Guarantors such other customary documentation as it deems reasonably necessary. Participation in the Incremental Revolving Facility shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of the Incremental Revolving Facility. If the amount of the Incremental Revolving Facility requested by Borrowers shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Revolving Facility, then Borrowers may invite other banks, financial institutions and investment funds reasonably acceptable to Administrative Agent to join this Agreement as Lenders hereunder for the portion of such Incremental Revolving Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as Administrative Agent may reasonably request. Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other document as may be necessary to incorporate the terms of any new Incremental Revolving Facility therein.

2.5	Swingline Loan Subfacility.

(a) Subject to and upon the terms and conditions contained herein, the Swingline Lender, in its individual capacity, agrees to make prior to the Termination Date certain revolving credit loans to (i) the U.S. Borrowers, in Dollars, and (ii) the Dutch Borrower, in Euros or Dollars (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal Dollar Amount of Swingline Loans outstanding at any time shall not exceed the Swingline Committed Amount, (ii) the aggregate Dollar Amount of the Loans (including Swingline Loans) and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (iii) the aggregate principal amount of the Loans (including Swingline Loans) and Letter of Credit Obligations outstanding at any time shall not exceed the U.S. Borrowing Base, and (iv) the aggregate principal Dollar Amount of the Loans (including Swingline Loans) made to the Dutch Borrower shall not exceed the Dutch Revolving Loan Limit. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) (i) Notice of Borrowing and Disbursement. Upon receiving a request for a Swingline Loan from any Borrower (or the Company on behalf of any Borrower) not later than 12:00 Noon on any Business Day, the Swingline Lender will make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.

(ii) Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the Termination Date and (B) seven (7) days following such borrowing. The Swingline Lender may, at any time, in its sole discretion, by written notice to Borrowers and Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrowers shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Prime Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Termination Date, (B) the occurrence of any event described in Sections 10.1(g) and (h), (C) upon acceleration of the Obligations hereunder, and (D) the exercise of remedies in accordance with the provisions of Section 10.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Lenders from Administrative Agent if such notice is received at or before 2:00 p.m., Charlotte, North Carolina time, otherwise such payment shall be made at or before 12:00 noon, Charlotte, North Carolina time, on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 6.6, (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Maximum Credit or termination of the Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lender such participation interest in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant to Section 10.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation interest is purchased, and (y) at the time any purchase of a participation interest pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Prime Rate. The Borrowers shall have the right to repay the Swingline Loan in whole or in part from time to time; provided, however; that each partial repayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount).

(c) Swingline Loans shall bear interest at a per annum rate equal to the Interest Rate applicable to Revolving Loans that are Prime Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

SECTION III

INTEREST AND FEES

3.1	Interest.

(a) The U.S. Borrowers may request Revolving Loans be made as Prime Rate Loans or Eurodollar Rate Loans. Subject to the provisions of Sections 3.1(b) and (c), the Dutch Borrower may request Revolving Loans be made as Prime Rate Loans (so long as such Loans are made in Dollars) or Eurodollar Rate Loans (which Loans may be made in Dollars or Euros). Borrowers shall pay to Administrative Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing during the continuance of an Event of Default or on and after the termination of this Agreement shall be payable on demand.

(b) The Borrowers (or Company on behalf of the Borrowers) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from the Borrowers (or Company on behalf of the Borrowers) shall (i) be made not later than 12:00 Noon (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested borrowing or conversion, (ii) specify the applicable Borrower, (iii) specify the date of the requested borrowing or conversion (which shall be a Business Day), (iv) specify the currency and the aggregate principal amount to be borrowed or converted (subject to the limits set forth below) and (v) specify the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Administrative Agent of such a request from the Borrowers (or Company on behalf of the Borrowers), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the Borrowers (or Company on behalf of the Borrowers) shall have complied with such customary procedures as are established by Administrative Agent and specified by Administrative Agent to Company from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than four (4)

Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof, (v) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrowers shall not exceed the amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Administrative Agent in good faith (but with no obligation of Administrative Agent or Lenders to make such Loans), and (vi) Administrative Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Administrative Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by the Borrowers. Any request by or on behalf of the Borrowers for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Administrative Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Administrative Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless the Borrowers request that such Eurodollar Rate Loans continue for an additional Interest Period in accordance with Section 3.1(b). Any Eurodollar Rate Loans shall, at Administrative Agent’s option, upon notice by Administrative Agent to Company, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate. Borrowers shall pay to Administrative Agent, for the benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any conversion as a result of a termination described in the previous sentence.

(d) Interest shall be payable by Borrowers to Administrative Agent, for the account of Administrative Agent and Lenders as applicable, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year (or 365/366, in the case of Prime Rate Loans) and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the date of any change in such Prime Rate. In no event shall charges constituting interest payable by Borrowers to Administrative Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2	Fees.

(a) Borrowers shall pay to Administrative Agent, for the account of Lenders, monthly an unused line fee (“Unused Line Fee”) at a rate equal to the applicable margin per annum set forth in the definition of “Interest Rate” calculated on the average daily unused portion of the Maximum Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. For purposes of this Section 3.2, Swingline Loans shall not be considered usage of the Maximum Credit.

(b) Borrowers shall pay to Administrative Agent, for the account of Lenders, a fee (“Letter of Credit Fee”) at a rate equal to the applicable margin per annum set forth in the definition of “Interest Rate” on the average daily maximum amount available to be drawn under all Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration. Borrowers shall pay, at Administrative Agent’s option, without notice, the Letter of Credit Fee at a rate two (2%) percent greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the date of termination hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) (i) a letter of credit fronting and negotiation fee of 0.125% per annum on the average daily maximum amount available to be drawn under each Letter of Credit issued by it and (ii) the reasonable and customary charges from time to time of the Issuing Bank with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, the Letters of Credit, which fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) Borrowers shall pay to Administrative Agent the other fees and amounts set forth in the Engagement Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Administrative Agent from Borrowers on or about the date hereof, Administrative Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Administrative Agent with such Lender.

3.3	Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Administrative Agent pay to Administrative Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Company by Administrative Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (I) Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Administrative Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Administrative Agent shall give telecopy or telephonic notice thereof to Company as soon as practicable thereafter, and will also give prompt written notice to Company when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Administrative Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Company on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Administrative Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Administrative Agent or such Lender shall promptly give written notice of such circumstances to Company (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrowers and Guarantors shall indemnify Administrative Agent and each Lender and to hold Administrative Agent and each Lender harmless from any loss or expense which Administrative Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Company on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Administrative Agent or such Lender) which would have accrued to Administrative Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.3 for any increased costs incurred more than six months prior to the date that such Lender notifies the Borrowers of the change in law giving rise to such increased costs and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4

CONDITIONS PRECEDENT

4.1	Conditions Precedent to Initial Loans and Letters of Credit.

The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, all releases, terminations and such other documents as Administrative Agent may request to evidence and effectuate the termination of all Indebtedness of Borrowers and Guarantors (other than Indebtedness permitted under Section 9.9) and the termination and release, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor, in form acceptable for recording with the appropriate Governmental Authority.

(b) All requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Administrative Agent (including, without limitation any works’ council advice (ondernemingsraadadvies)), and Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Administrative Agent may have requested in connection therewith, such documents where requested by Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation (or foreign equivalent) of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation).

(c) No material adverse change in the business, operations, profits, assets or prospects of the Company and its Subsidiaries, taken as a whole, shall have occurred since the date of the most recent financial statements received by Administrative Agent or its latest field examination, if subsequent to the date of such financial statements, and no pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to any Borrower or any Guarantor shall exist that could reasonably be expected to have a Material Adverse Effect.

(d) Administrative Agent’s completion of its business, legal and environmental due diligence, with results satisfactory to Administrative Agent, including (i) receipt and review of a third party inventory appraisal on which Administrative Agent and the Lenders are permitted to rely, in form and containing assumptions and appraisal methods satisfactory to Administrative Agent by an appraiser acceptable to Administrative Agent, and (ii) field examinations of the business and collateral of Borrowers and Guarantors in accordance with Administrative Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of Borrowers and Guarantors.

(e) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, all consents, waivers, acknowledgments and other agreements from third persons which Administrative Agent may reasonably deem necessary or desirable in order to permit, protect and perfect Collateral Agent’s security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements; provided, however, that Administrative Agent may elect to allow the Company a limited amount of time after the Closing Date to obtain certain Collateral Access Agreements and/or waive the requirement of Collateral Access Agreements with respect to premises for which Administrative Agent has established a Reserve and, at the request of the Company, not require Collateral Access Agreements for any premises where the Company has elected not to include Inventory in the U.S. Borrowing Base.

(f) Excess Availability as determined by Administrative Agent, as of the date hereof, shall be not less than $20,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder and payment of all fees and expenses in connection therewith.

(g) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, Account Control Agreements by and among Administrative Agent, each U.S. Borrower and Guarantor, as the case may be, and each bank where such Borrower (or Guarantor) has an account, other than Excluded Deposit Accounts, in each case, duly authorized, executed and delivered by such bank and such Borrower or Guarantor, as the case may be (or Administrative Agent shall be the bank’s customer with respect to such deposit account as Administrative Agent may specify).

(h) Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that Collateral Agent has a valid perfected first priority security interest in the Priority Collateral and a valid perfected second priority security interest in all of the CL Priority Collateral other than Real Property, subject only to Permitted Liens.

(i) Administrative Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each U.S. Borrower and Guarantor, the jurisdiction of the chief executive office of each U.S. Borrower and Guarantor and all jurisdictions in which assets of U.S. Borrowers and Guarantors are located and, to the extent available, comparable searches for the Dutch Borrower in the Netherlands (if any) and any applicable jurisdiction (including Washington, D.C.) in the United States, which search results shall be in form and substance satisfactory to Administrative Agent.

(j) Administrative Agent shall have received searches of ownership of intellectual property in the appropriate governmental offices of such patent/trademark/copyright filings as requested by Administrative Agent.

(k) Administrative Agent shall have received evidence that originals of the stock certificates, if any, representing all of the issued and outstanding shares of the Capital Stock owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto have been delivered to the Control Agent.

(l) Administrative Agent shall have received evidence that all instruments and chattel paper in possession of any Borrower or Guarantor, together with such allonges or assignments as may be necessary or appropriate to perfect Collateral Agent’s security interest in the Collateral that are required to be delivered under Section 5.2(b), have been delivered to the Control Agent.

(m) Administrative Agent shall have received evidence of insurance coverage and lender’s loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Administrative Agent, and certificates of insurance policies and/or endorsements naming Administrative Agent as loss payee for casualty insurance, including casualty, liability and business interruption insurance.

(n) Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, such opinion letters of counsel to Borrowers and Guarantors (other than NP Cogen) with respect to the Financing Agreements and such other matters as Administrative Agent may request and are customarily required for similar financings.

(o) Administrative Agent shall have received all financial information, projections, budgets, business plans, cash flows and such other information as

Administrative Agent shall reasonably request, including (i) projected quarterly consolidated balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the 2007 and 2008 fiscal years, (ii) projected annual consolidated balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors through the end of the 2012 fiscal year, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Administrative Agent, (iii) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by Administrative Agent, in each case in form and substance satisfactory to Administrative Agent and (iv) current agings of receivables, current perpetual inventory records and/or roll-forwards of accounts and inventory through the date of closing, together with supporting documentation, each in form and substance satisfactory to Administrative Agent.

(p) Administrative Agent shall be reasonably satisfied with the corporate and capital structure and management of Borrowers and Guarantors and with all legal, tax, accounting and other matters relating to Borrowers and Guarantors.

(q) No material misstatements in or omissions from the materials previously furnished to Administrative Agent by Borrowers and Guarantors shall have been made. Administrative Agent shall be satisfied that any financial statements delivered to it fairly present the business and financial conditions of Borrowers and Guarantors.

(r) No defaults or events of default on the Closing Date under the Financing Agreements and the CL Financing Agreements or on any other material debt or any Material Contract of any Borrower or any Guarantor shall exist.

(s) All conditions precedent to the closing and initial extensions of credit under the CL Credit Agreement shall have been, or concurrently with the Closing Date and funding of the Loans shall be, satisfied, waived or subject to a post-closing undertaking (ii) the CL Credit Agreement shall make available to the Company not less than $90,000,000 of term loan and letter of credit facilities, and (iii) Administrative Agent shall be satisfied that the initial extensions of credit under the CL Credit Agreement shall have occurred, or will occur concurrently with the initial extensions of credit under this Agreement. Administrative Agent shall have received a copy, certified by the chief financial officer of the Company as true and complete, of the CL Credit Agreement as originally executed and delivered, together with all exhibits and schedules thereto.

(t) At least five (5) Business Days prior to the Closing Date, Administrative Agent shall have received a certificate satisfactory thereto for benefit of itself and the Lenders, provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of Borrowers and Guarantors, the name and address of Borrowers and Guarantors and other information that will allow Administrative Agent or any Lender, as applicable, to identify Borrowers and Guarantors in accordance with the Patriot Act.

(u) This Agreement and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent.

(v) Payment by Borrowers of all fees and expenses owed by them to the Lenders and Administrative Agent, including, without limitation, payment to Administrative Agent of the fees set forth in the Engagement Letter.

(w) Receipt by Administrative Agent of (a) a statement of sources and uses of funds covering all payments reasonably expected to be made by Borrowers or Guarantors in connection with the transactions contemplated by the Financing Agreements to be consummated on the Closing Date, including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by Administrative Agent on behalf of the Lenders or the Company or Borrowers or Guarantors on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(x) Receipt by Administrative Agent of duly executed copies, certified by an officer of the Company as true and complete, of the Senior Subordinated Note Indenture and the Senior Subordinated Notes, including all exhibits and schedules thereto, in form and substance acceptable to the Lenders in their sole discretion.

4.2	Conditions Precedent to All Loans and Letters of Credit.

The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5

GRANT AND PERFECTION OF SECURITY INTEREST

5.1	Grant of Security Interest.

To secure payment and performance of all Obligations, each U.S. Borrower and Guarantor hereby grants to Collateral Agent, for itself and the benefit of Lenders, Administrative Agent and Issuing Bank, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Collateral Agent, for itself and the benefit of Lenders and Administrative Agent, as security, all personal, and interests in property, of each U.S. Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located, including:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e) all instruments, including, without limitation, all promissory notes;

(f) all documents;

(g) all deposit accounts;

(h) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts; provided, that the Capital Stock of the Subsidiaries of the Company is being pledged pursuant to the Pledge Agreement and/or the Dutch Deed of Pledge and in the event of any conflict between the terms of this Agreement and the terms of the Pledge Agreement or the Dutch Deed of Pledge with respect to such pledge, the terms of the Pledge Agreement or the Dutch Deed of Pledge, as applicable, shall control) and (ii) monies, credit balances, deposits and other property of any U.S. Borrower or Guarantor now or hereafter held or received by or in transit to Administrative Agent, Collateral Agent any Lender or its Affiliates or at any other depository or other institution from or for the account of any U.S. Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(l) to the extent not otherwise described above, all Receivables;

(m) all Records; and

(n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

To secure payment and performance of all Obligations, each U.S. Borrower and Guarantor hereby grants to Control Agent, for itself and for the benefit of Lenders, Collateral Agent, Administrative Agent and Issuing Bank, a continuing security interest in, a lien upon, and a right of setoff against, and hereby assigns to Control Agent, for itself and for the benefit of Lenders, Collateral Agent, Administrative Agent and Issuing Bank, all Control Collateral of each U.S. Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located.

For purposes of this Section 5.1, the term “Lender” shall include any Hedging Agreement Provider and any Bank Product Provider. The term “Hedging Agreement Provider” shall mean any Person that enters into (or has previously entered into) a hedging agreement permitted by Section 9.9(g) with a Borrower or a Guarantor or any of their respective Subsidiaries to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) (i) at the time such Person entered into such hedging agreement or (ii) with respect to any such hedging agreement that was in existence prior to the Closing Date, as of the Closing Date or on the date that is 30 days after the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement. The term “Bank Product Provider” shall mean any Person that provides Bank Products (other than hedging agreements) to a Borrower or a Guarantor or any of their respective Subsidiaries to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) (i) at the time such Person provided such Bank Products or (ii) with respect to any such Bank Products that was in existence prior to the Closing Date, as of the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement

Notwithstanding anything in this Section 5.1 to the contrary, in no event shall the Collateral include or the security interest granted under this Section 5.1 attach to (a) any lease, license, contract, property rights or agreement to which any U.S. Borrower or Guarantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such U.S. Borrower or Guarantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Code) or principles of equity); (b) any of the outstanding capital stock of a controlled foreign corporation as defined in Section 957(a) of the Code (a “Controlled Foreign Corporation”) in excess of 65% (or such other amount as would result in adverse tax consequences for any U.S. Borrower or Guarantor) of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote.

5.2	Perfection of Security Interests.

(a) Each U.S. Borrower and Guarantor irrevocably and unconditionally authorizes Administrative Agent and Collateral Agent (or their respective agents) to file at any time and from time to time such financing statements with respect to the Collateral naming Collateral Agent or its designee as the secured party and such U.S. Borrower or Guarantor as debtor, as Administrative Agent or Collateral Agent may require, and including any other information with respect to such U.S. Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Administrative Agent or Collateral Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each U.S. Borrower and Guarantor hereby ratifies and approves all financing statements naming Collateral Agent or its designee as secured party and such U.S. Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Collateral Agent and Administrative Agent to file such financing statements (and amendments, if any). Each U.S. Borrower and Guarantor hereby authorizes Collateral Agent and Administrative Agent to adopt on behalf of such U.S. Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Collateral Agent, Administrative

Agent or its designee as the secured party and any U.S. Borrower or Guarantor as debtor includes assets and properties of such U.S. Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such U.S. Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any U.S. Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent, Administrative Agent or its designee as secured party and such U.S. Borrower or Guarantor as debtor.

(b) Each U.S. Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any U.S. Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument with an individual value of more than $300,000 or an aggregate value of more than $5,000,000 after the date hereof, U.S. Borrowers and Guarantors shall promptly notify Administrative Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any U.S. Borrower or Guarantor (including by any agent or representative), such U.S. Borrower or Guarantor shall deliver, or cause to be delivered to Collateral Agent, all tangible chattel paper and instruments with an individual value of more than $300,000 or an aggregate value of more than $5,000,000 that such U.S. Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent or Administrative Agent may from time to time specify, in each case except as Administrative Agent may otherwise agree. At Administrative Agent’s option, each U.S. Borrower and Guarantor shall, or Administrative Agent may at any time on behalf of any U.S. Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Administrative Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any U.S. Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with an individual value of more than $300,000 or an aggregate value of more than $5,000,000, such U.S. Borrower or Guarantor shall promptly notify Administrative Agent thereof in writing. Promptly upon Administrative Agent’s request, such U.S. Borrower or Guarantor shall take, or cause to be taken, such actions as Administrative Agent may request to give Collateral Agent or Control Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Each U.S. Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. U.S. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Administrative Agent shall have received not less than five (5) Business Days prior written notice of the intention of any U.S. Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Administrative Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such U.S. Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Administrative Agent, and (iii) on or before the opening of such deposit account, such U.S. Borrower or Guarantor shall as Administrative Agent may specify either (A) deliver to Administrative Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such U.S. Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Administrative Agent or Collateral Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Administrative Agent. The terms and representations of this subsection (d) shall not apply to (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any U.S. Borrower’s or Guarantor’s employees, (ii) other zero balance accounts and (iii) other deposit accounts so long as at any time the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $1,000,000 (the deposit accounts described in clauses (i), (ii) and (iii) being referred to collectively as the “Excluded Deposit Accounts”).

(e) No U.S. Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any U.S. Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such U.S. Borrower or Guarantor shall promptly endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Administrative Agent or Collateral Agent may from time to time specify, or, in respect of the Dutch Borrower, if not permitted by applicable law, provide security thereover in form and substance satisfactory to Agent. If any securities, now or hereafter acquired by any U.S. Borrower or Guarantor are uncertificated and are issued to such U.S. Borrower or Guarantor or its nominee directly by the issuer thereof, such U.S. Borrower or Guarantor shall immediately notify Administrative Agent thereof and shall as Administrative Agent may specify, either (A) cause the issuer to agree to comply with instructions from Collateral Agent as to such securities, without further consent of any U.S. Borrower or Guarantor or such nominee, or (B) arrange for Administrative Agent or Collateral Agent to become the registered owner of the securities.

(ii) U.S. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Administrative Agent shall have received not less than five (5) Business Days prior written notice of the intention of such U.S. Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Administrative Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such U.S. Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Administrative Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such U.S. Borrower or Guarantor shall as Administrative Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Administrative Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such U.S. Borrower or Guarantor and such securities intermediary or commodity intermediary or (ii) arrange for Administrative Agent or Collateral Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Administrative Agent.

(f) U.S. Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof with an individual value of more than $250,000 or an aggregate value of more than $1,000,000, except as set forth in the Information Certificate. In the event that any U.S. Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument with an individual value of more than $250,000 or an aggregate value of more than $1,000,000, whether as beneficiary thereof or otherwise after the date hereof, such U.S. Borrower or Guarantor shall promptly notify Administrative Agent thereof in writing. Such U.S. Borrower or Guarantor shall immediately, as Administrative Agent may specify, either (i) deliver, or cause to be delivered to Administrative Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Administrative Agent, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent by such U.S. Borrower or Guarantor and agreeing to make all payments thereon directly to Collateral Agent or as Administrative Agent may otherwise direct or (ii) cause Administrative Agent or Collateral Agent to become, at U.S. Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) U.S. Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any U.S. Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims with an amount in controversy in excess of $500,000, such U.S. Borrower or Guarantor shall promptly notify Administrative Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such U.S. Borrower or Guarantor to Administrative Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such U.S. Borrower or Guarantor to Administrative Agent shall be deemed to constitute such grant to Administrative Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Administrative Agent or Collateral Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such U.S. Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Administrative Agent and Collateral Agent are hereby irrevocably authorized from time to time and at any time to file such financing statements naming Collateral Agent or its designee as secured party and such U.S. Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each U.S. Borrower and Guarantor shall promptly upon Administrative Agent’s request, execute and deliver, or cause to be executed and delivered, to Administrative Agent such other agreements, documents and instruments as Administrative Agent may require in connection with such commercial tort claim.

(h) U.S. Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a U.S. Borrower or Guarantor permitted herein in the ordinary course of business of such U.S. Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral with a value in the aggregate in excess of $250,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, U.S. Borrowers and Guarantors shall promptly notify Administrative Agent thereof in writing. Promptly upon Administrative Agent’s request, U.S. Borrowers and Guarantors shall deliver to Administrative Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and U.S. Borrower or Guarantor that is the owner of such Collateral.

(i) U.S. Borrowers and Guarantors shall take any other actions reasonably requested by Administrative Agent or Collateral Agent from time to time to cause the attachment, perfection and, with respect to the Priority Collateral, first priority (subject to Permitted Liens) and, with respect to the CL Priority Collateral (other than the Real Property), second priority (behind only the liens in favor of the CL Administrative Agent permitted by Section 9.8(k) and other Permitted Liens) of, and the ability of Collateral Agent to enforce, the security interest of Collateral Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any U.S. Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral (it being agreed that as of the Closing Date the

Administrative Agent does not intend to require the title to any vehicles or aircraft owned by any Borrower or Guarantor to be marked with Collateral Agent’s name), (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.3	Control Collateral Held by Control Agent.

Notwithstanding any provision to the contrary herein, any Collateral that constitutes Control Collateral that is held by Collateral Agent or Administrative Agent hereunder shall be deemed to be held by the Control Agent in accordance with the Intercreditor Agreement.

5.4	Intercreditor Provisions.

Notwithstanding anything herein to the contrary, the lien and security interest granted to Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by Collateral Agent or Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

SECTION 6

COLLECTION AND ADMINISTRATION

6.1	Borrowers’ Loan Accounts.

Administrative Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Administrative Agent’s customary practices as in effect from time to time.

6.2	Statements.

Administrative Agent shall render to Company each month a statement setting forth the balance in Borrowers’ loan account(s) maintained by Administrative Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Administrative Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Administrative Agent receives a written notice from Company of any specific exceptions of Company thereto within thirty (30) days after the date such statement has been received by the Company. Until such time as Administrative Agent shall have rendered to Company a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by Borrowers and Guarantors.

6.3	Collection of Accounts.

(a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Control Accounts”), as Administrative Agent may reasonably specify, with such banks as are acceptable to Administrative Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Administrative Agent an Account Control Agreement duly authorized, executed and delivered by each bank where a Control Account is maintained as provided in Section 5.2 or at any time and from time to time Administrative Agent may become the bank’s customer with respect to any of the Control Accounts and promptly upon Administrative Agent’s request, Borrowers shall execute and deliver such agreements and documents as Administrative Agent may reasonably require in connection therewith. Each Borrower and Guarantor agrees that all payments made to such Control Accounts or other funds received and collected by Administrative Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Administrative Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Administrative Agent and Lenders to the extent of the then outstanding Obligations. In addition to such payments applied in respect of the Obligations, Borrowers shall have the right to repay Loans in whole or in part from time to time as described in Section 2.1(d).

(b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Administrative Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Administrative Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Administrative Agent, receive, as the property of Administrative Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Control Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds. Borrowers agree to reimburse Administrative Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Control Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Control Accounts arising out of Administrative Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Administrative Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

(d) The parties hereto hereby agree that the Account Control Agreements entered into in accordance with clause (a) above will contain provisions stating that upon notification by Administrative Agent of the occurrence of a Cash Management Event, the depository bank shall remit daily all amounts deposited in the Control Accounts to the Agent Payment Account.

6.4	Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Administrative Agent may designate from time to time. Subject to the other terms and conditions contained herein, Administrative Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Administrative Agent, Collateral Agent, Lenders, Swingline Lender and Issuing Bank from any Borrower or Guarantor pursuant to the terms of the Financing Agreements; second, to pay interest due in respect of any Loans (and including any Special Administrative Agent Advances), Letter of Credit Obligations and Bank Product Debt (other than breakage and termination payments due under hedging agreements) to the extent that Administrative Agent has established a Reserve for such Bank Product Debt and such Bank Product Debt constitutes Obligations secured pursuant to Section 5.1; third, to pay or prepay principal in respect of Special Administrative Agent Advances; fourth, to pay principal due in respect of the Loans and Bank Product Debt (including breakage and termination payments due under hedging agreements solely to the extent that Administrative Agent has established a Reserve therefor and such Bank Product Debt constitutes Obligations secured pursuant to Section 5.1); fifth, to pay or prepay any other Obligations (including obligations in respect of Bank Products for which Reserves have not been established by Administrative Agent which constitute Obligations secured pursuant to Section 5.1) whether or not then due, in such order and manner as Administrative Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations to the extent provided in Section 10; sixth, to pay or prepay any Bank Product Debt constituting Obligations not secured pursuant to Section 5.1; and seventh, to the Company as agent for the U.S. Borrowers. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Company, or unless an Event of Default shall exist or have occurred and be continuing, Administrative Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to the Administrative Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Party. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.

(b) At Administrative Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Administrative Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Administrative Agent, any Lender, Swingline Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Administrative Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Administrative Agent, and do hereby indemnify and hold Administrative Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Administrative Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5	Taxes.

(a) Except as provided in Section 6.5(g), any and all payments to any Lender, Swingline Lender, Issuing Bank or Administrative Agent by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments, excluding (i) in the case of each Lender, Swingline Lender, Issuing Bank and Administrative Agent (A) taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Swingline Lender, Issuing Bank or Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Swingline Lender, Issuing Bank or Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender and Swingline Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Swingline Lender, Issuing Bank or Administrative Agent then (i) except as provided in Section 6.5(g), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Swingline Lender, Issuing Bank or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Administrative Agent evidence of such payment.

(c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Except as provided in Section 6.5(g), each Borrower and Guarantor shall indemnify each Lender, Swingline Lender, Issuing Bank and Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Swingline Lender, Issuing Bank or Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

This indemnification shall be made within thirty (30) days from the date such Lender, Swingline Lender, Issuing Bank or Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Company by a Lender, Swingline Lender, Issuing Bank (with a copy to Administrative Agent) or by Administrative Agent on its own behalf or on behalf of a Lender, Swingline Lender or Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Administrative Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Company (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Company or Administrative Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming exemption from, or a reduction to, withholding tax under an income tax treaty; (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form) claiming exemption from withholding because the income is effectively connected with the conduct of a United States trade or business; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming exemption from withholding under the portfolio interest exemption; or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. In addition, each Foreign Lender agrees that it will deliver upon any Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Loan and Security Agreement and any Obligation. Notwithstanding the foregoing provisions of this Section 6.5, but subject to the immediately following sentence, (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to such Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) such Borrower shall not be obligated pursuant to this Section 6.5 to indemnify or otherwise pay such Foreign Lender in respect of Taxes imposed by the United States if such Foreign Lender has not provided to such Borrower the U.S. Internal Revenue Service Forms required to be provided to such Borrower pursuant to this Section 6.5 or to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 6.5, the Borrowers, jointly and severally, agree to pay additional amounts and to indemnify each Lender in the manner set forth in Sections 6.5(a) and 6.5(d) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office and to take any other action if such change or other action would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue pursuant to Section 6.5 and would not, in the sole determination of such Lender, be otherwise disadvantageous in any material respect to such Lender.

(i) If Administrative Agent, any Lender, Swingline Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or Guarantor or with respect to which a Borrower or Guarantor has paid additional amounts pursuant to this Section 6.5, it shall pay over such refund to the applicable Borrower or Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or Guarantor under this Section 6.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender, Swingline Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that each Borrower and Guarantor, upon the request of Administrative Agent, such Lender, Swingline Lender or the Issuing Bank, agrees to repay the amount paid over to such Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant governmental authority) to Administrative Agent, such Lender or the Issuing Bank in the event Administrative Agent, such Lender, Swingline Lender or the Issuing Bank is required to repay such refund to such governmental authority. This Section 6.5 shall not be construed to require Administrative Agent, any Lender, Swingline Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower, Guarantor or any other Person.

6.6	Authorization to Make Loans.

Administrative Agent and Lenders are authorized to make the Loans based upon written instructions received from an Authorized Officer of the Company or, at the discretion of Administrative Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify (i) the applicable Borrower, (ii) the date on which the requested advance is to be made (which day shall be a Business Day) and (iii) the amount and currency of the requested Loan. Requests received after 1:00 p.m., Charlotte, North Carolina time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Requests for Prime Rate Loans may be made on the day of the requested borrowing if received by Administrative Agent by 1:00 p.m., Charlotte, North Carolina time. Requests for Eurodollar Rate Loans must be made as set forth in Section 3.1(b). All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7	Use of Proceeds.

Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) to refinance certain existing Indebtedness of Borrowers and Guarantors, (b) to pay any costs, fees and expenses associated with this Agreement and the other Financing Agreements, and (c) for working capital and other general corporate purposes of Borrowers and Guarantors. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8	Appointment of Company as Administrative Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Company as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Administrative Agent or any Lender in the name or on behalf of such Borrower. Administrative Agent and Lenders may disburse the Loans to such bank account of Company or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as

Company may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Administrative Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Company hereby accepts the appointment by Borrowers to act as agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Company shall ensure that the disbursement of any Loans to each Borrower or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Company as its agent to receive statements on account and all other notices from Administrative Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Company shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of Company as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Administrative Agent.

6.9	Pro Rata Treatment.

Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Revolving Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Revolving Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10	Sharing of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Administrative Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Administrative Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Company and Administrative Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Administrative Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Administrative Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in Section 2.5 or Section 13.7 may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11	Agent Advances of Loans.

(a) In connection with the making of any Revolving Loan, Administrative Agent may assume that each Lender will make available to Administrative Agent such Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Administrative Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Administrative Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Administrative Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Revolving Loan made by Administrative Agent for its own account. Upon any such failure by a Lender to pay Administrative Agent, Administrative Agent shall promptly thereafter notify Company of such failure and Borrowers shall pay such corresponding amount to Administrative Agent for its own account within five (5) Business Days of Company’s receipt of such notice. A Lender who fails to pay Administrative Agent its Pro Rata Share of any Revolving Loans made available by Administrative Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Administrative Agent, is a “Defaulting Lender”. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

(b) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.12	Obligations Several; Independent Nature of Lenders’ Rights.

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13	Exchange Rates; Currency Equivalents.

(a) Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and other amounts outstanding hereunder denominated in Euros. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Financing Agreements shall be such Dollar Amount as so determined by Administrative Agent.

(b) Wherever in this Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit is denominated in Euros, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of Euros), as determined by Administrative Agent.

SECTION 7

COLLATERAL REPORTING AND COVENANTS

7.1	Collateral Reporting.

(a) The Company shall provide Administrative Agent with the following documents in a form reasonably satisfactory to Administrative Agent:

(i) as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or more frequently as Administrative Agent may request, (A) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (B) agings of accounts receivable (together with a reconciliation to the general ledger) and (C) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

(ii) as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or, upon the occurrence and during the continuance of a Cash Management Event, more frequently as Administrative Agent may request, a Borrowing Base Certificate, duly completed and certified by the Company’s chief executive officer or chief financial officer;

(iii) upon Administrative Agent’s request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor and (D) perpetual inventory reports, in each case, within a reasonable period of time following such request;

(iv) such other reports as to the Collateral as Administrative Agent shall reasonably request from time to time, within a reasonable period of time following such request.

(b) If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Administrative Agent and to follow Administrative Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2	Accounts Covenants.

(a) Borrowers shall notify Administrative Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor whose accounts are included in Eligible Accounts and (iii) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, would cause Administrative Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor whose accounts are included in Eligible Accounts without Administrative Agent’s consent, except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with practices and policies previously disclosed in writing to Administrative Agent and except as set forth in the schedules delivered to Administrative Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Administrative Agent or schedule thereof delivered to Administrative Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Administrative Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor whose accounts are included in Eligible Accounts except as reported to Administrative Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to Administrative Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect to any Accounts included in Eligible Accounts except as reported to Administrative Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Administrative Agent shall have the right at any time or times, in Administrative Agent’s name or in the name of a nominee of Administrative Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3	Inventory Covenants.

With respect to the Inventory:

(a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto, it being acknowledged that the manner in which inventory records are maintained as of the Closing Date is satisfactory to Administrative Agent;

(b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Administrative Agent may request during the continuance of an Event of Default, and promptly following such physical inventory shall supply Administrative Agent with a report in the form and with such specificity as may be reasonably satisfactory to Administrative Agent concerning such physical count;

(c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein except (i) Inventory with a book value of up to $2,000,000 in the aggregate and (ii) Inventory with a book value in excess of $2,000,000 in the aggregate for all such Inventory, provided that the applicable Borrower or Guarantor shall have given thirty (30) days prior written notice to Administrative Agent, (iii) sales of Inventory in the ordinary course of its business, (iv) movement of Inventory directly from one location set forth or permitted herein to another such location, and (v) Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein;

(d) upon Administrative Agent’s request, Borrowers shall (i) at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Administrative Agent may request (A) on or after the occurrence of an Event of Default or (B) after Excess Availability falls below $10,000,000, and (ii) additionally, at Administrative Agent’s expense, at Administrative Agent’s request, deliver or cause to be delivered to Administrative Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Administrative Agent and by an appraiser acceptable to Administrative Agent, addressed to Administrative Agent and Lenders and upon which Administrative Agent and Lenders are expressly permitted to rely;

(e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, to the extent applicable, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);

(f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof;

(g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory;

(h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory;

(i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and

(j) Borrowers and Guarantors shall not, without prior written notice to Administrative Agent or the specific identification of such Inventory in a report with respect thereto provided by Company to Administrative Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4	Equipment Covenants.

With respect to the Equipment: (a) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any material piece, or pieces, of Equipment to be or become a part of or affixed to real property, other than real property owned by a Borrower or Guarantor which has been mortgaged to Administrative Agent to secure the Obligations; (c) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment; (d) Borrowers and Guarantors shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (e) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (f) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment.

7.5	Power of Attorney.

Each Borrower and Guarantor hereby irrevocably designates and appoints Administrative Agent (and all persons designated by Administrative Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Administrative Agent, in such Borrower’s, Guarantor’s or Administrative Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as Administrative Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Administrative Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-

negotiable documents, (ix) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name Administrative Agent’s name or the name of Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Administrative Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof; and (x) do all acts and things which are necessary, in Administrative Agent’s reasonable determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time that a Cash Management Event shall have occurred and be continuing, to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Administrative Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Administrative Agent and any Lender and deposit the same in Administrative Agent’s account for application to the Obligations, and (iv) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Administrative Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Administrative Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6	Right to Cure.

Administrative Agent may, at its option, upon reasonable notice to Company, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Administrative Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Administrative Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, other than Permitted Liens and (d) pay any amount, incur any expense or perform any act which, in Administrative Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Collateral Agent, Administrative Agent and Lenders with respect thereto. Administrative Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Administrative Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Administrative Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7	Access to Premises.

From time to time as requested by Administrative Agent, at the cost and expense of Borrowers, (a) Administrative Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable notice to Company, or at any time and without notice to Company if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each U.S. Borrower’s and Guarantor’s books and records, including the Records, and (b) each U.S. Borrower and Guarantor shall promptly furnish to Administrative Agent such copies of such books and records or extracts therefrom as Administrative Agent may request, and Administrative Agent or any Lender or Administrative Agent’s designee may use during normal business hours such of any U.S. Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Administrative Agent, in its sole discretion, reserves the right to conduct (i) up to two (2) field exams and one inventory appraisal per year at the Company’s expense; provided that additional field exams and inventory appraisals will be permitted at the Company’s expense at any time after a Cash Management Event, and (ii) additional field exams and inventory appraisals at Administrative Agent’s expense.

SECTION 8

REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Administrative Agent, Lenders, Swingline Lender and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

8.1	Corporate Existence, Power and Authority.

Each Borrower and Guarantor is a duly organized and in good standing (or the foreign equivalent, if any) under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing (or the foreign equivalent, if any) in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s organizational documentation (or foreign equivalent), (d) are not in contravention of any enforceable provision of any material indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (e) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar law and by general equitable principles. The Dutch Borrower has taken all action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and obtained an unconditional advice (advies) from the competent works council(s).

8.2	Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, used any other corporate name, been know in any material respect by any fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any material portion of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) The chief executive office and mailing address of each Borrower and Guarantor and each U.S. Borrower’s and Guarantor’s Records concerning Accounts are located only at the addresses identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and, to each Borrower’s and Guarantor’s knowledge, sets forth the owners and/or operators thereof.

8.3	Financial Statements; No Material Adverse Change.

All quarterly and annual financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Administrative Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Administrative Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Administrative Agent prior to the date of this Agreement. The projections for the fiscal years ending 2007 through 2012 that have been delivered to Administrative Agent or any projections hereafter delivered to Administrative Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Company and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4	Priority of Liens; Title to Properties.

The security interests and liens granted to Collateral Agent or Administrative Agent under this Agreement and the other Financing Agreements constitute valid and perfected (a) first priority liens and security interests in and upon the Priority Collateral and (b) second priority liens and security interest in and upon the CL Priority Collateral (other than Real Property), in each case, subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Collateral Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5	Tax Returns.

Each Borrower and Guarantor has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Borrower nor any Guarantor is aware as of the Closing Date of any proposed tax assessments against any of them which, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect.

8.6	Litigation.

(a) There is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect. The only litigation pending by or against any Borrower or Guarantor or any of their Subsidiaries is identified on Schedule 8.6 to the Information Certificate.

8.7	Compliance with Other Agreements and Applicable Laws.

(a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any Material Contract. Borrowers and Guarantors are in compliance with the requirements of all material applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, other than as set forth on Schedule 8.8 to the Information Certificate.

(b) Borrowers and Guarantors have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business, the absence of which could reasonably be expected to cause a Material Adverse Effect (the “Permits”); provided, that the Company is aware of certain environmental permitting issues disclosed on Schedule 8.8 to the Information Certificate, none of which the Company believes could reasonably be expected to cause a Material Adverse Effect. All of such permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8	Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority to the best of any Borrower’s or Guarantor’s knowledge or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any

Borrower or Guarantor or its or their business, operations or assets or any properties at which such Borrower or Guarantor has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits the absence of which could reasonably be expected to cause a Material Adverse Effect are valid and in full force and effect; provided, that the Company is aware of certain environmental permitting issues disclosed on Schedule 8.8 to the Information Certificate, none of which the Company believes could reasonably be expected to cause a Material Adverse Effect.

8.9	Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which could reasonably be expected to cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (excluding routine audits). There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan by an amount which could reasonably be expected to have a Material Adverse Effect; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability to the PBGC under

Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10	Bank Accounts.

All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2.

8.11	Intellectual Property.

Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any material Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Collateral

Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12	Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Administrative Agent prior to the date hereof.

(d) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Collateral Agent and the other transactions contemplated hereunder.

8.13	Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14	Restrictions on Subsidiaries.

Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Collateral Agent or any Lender in the Collateral.

8.15	Material Contracts.

Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Administrative Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16	Payable Practices.

Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17	Accuracy and Completeness of Information.

All information furnished by or on behalf of any Borrower or Guarantor in writing to Administrative Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Administrative Agent in writing prior to the date hereof.

8.18	Survival of Warranties; Cumulative.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Administrative Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and shall be conclusively presumed to have been relied on by Administrative Agent and Lenders regardless of any investigation made or information possessed by Administrative Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Administrative Agent or any Lender.

8.19	Investment Company Act.

No Borrower or Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower or Guarantor is a subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Obligations.

8.20	Indebtedness.

Except as otherwise permitted under Section 9.9, Borrowers, Guarantors and their Subsidiaries have no Indebtedness.

8.21	Investments.

All investments of each of Borrowers, Guarantors and its Subsidiaries are Permitted Investments.

8.22	No Burdensome Restrictions.

None of Borrowers, Guarantors or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.23	Brokers’ Fees.

None of Borrowers, Guarantors or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Financing Agreements other than the closing and other fees payable pursuant to this Agreement and as set forth in the Engagement Letter.

8.24	Security Documents.

This Agreement and the Security Documents create valid security interests in, and liens on, the Collateral purported to be covered thereby. Except as set forth herein and in the Security

Documents, such security interests and liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Borrower and Guarantor, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of Collateral Agent, on behalf of itself, Administrative Agent and the Lenders, and (b) Collateral Agent (or Control Agent) obtaining Control (as defined in the Security Agreement) or possession over those items of Collateral in which a security interest is perfected through Control or possession) perfected security interests and liens, prior to all other liens other than Permitted Liens.

8.25	Classification of Senior Indebtedness.

The Obligations constitute “Senior Debt”, “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

8.26	Anti-Terrorism Laws.

No Borrower, Guarantor or any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No Borrower, Guarantor or any of their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Borrower, Guarantor or any of their Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

8.27	Compliance with OFAC Rules and Regulations.

None of Borrowers, Guarantors or their Subsidiaries or their respective officers, directors or Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

8.28	Compliance with FCPA.

Each of Borrowers and Guarantors and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of Borrowers, Guarantors or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower, Guarantor or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

8.29.	Commercial Activity; Absence of Immunity.

The Dutch Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and each of the other Financing Agreements to which it is intended to be a party. The execution, delivery and performance by the Dutch Borrower of this Agreement and each of such other Financing Agreements constitute private and commercial acts rather than public or governmental acts. Neither the Dutch Borrower, nor any of its properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of the Dutch Borrower under this Agreement or any of such other Financing Agreement.

8.30.	Assets Owned by Certain Subsidiaries.

The only material asset held by Ridge Finance Corp. on the Closing Date is an aircraft worth less than $500,000. The only material asset held by NP Cogen on the Closing Date is a turbine worth less than $2,000,000.

SECTION 9

AFFIRMATIVE AND NEGATIVE COVENANTS

9.1	Maintenance of Existence.

(a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits the absence of which could reasonably be expected to have a Material Adverse Effect, except as to any Guarantor as permitted in Section 9.7 hereto. Notwithstanding the foregoing, the Company shall not be required to have obtained the Amended Environmental Permit for so long as it is complying with the requirements of the Settlement Agreement.

(b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Administrative Agent shall have received not less than thirty (30) days prior written notice from Company of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Administrative Agent shall have received a copy of the amendment to the Certificate of Incorporation (or foreign equivalent) of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Administrative Agent shall have received not less than thirty (30) days’ prior written notice from Company of such proposed change, which notice shall set forth such information with respect thereto as Administrative Agent may require and Administrative Agent shall have received such agreements as Administrative Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2	New Collateral Locations.

Each Borrower and Guarantor may only open any new location within the continental United States provided such Borrower or Guarantor (a) gives Administrative Agent thirty (30) days prior written notice of the intended opening of any such new location at which Inventory will be located having a value of more than $100,000 and (b) executes and delivers, or causes to be executed and delivered, to Administrative Agent such agreements, documents, and instruments as Administrative Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3	Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority the violation of which could reasonably be expected to have a Material Adverse Effect; provided, that the Company may be in noncompliance with certain environmental permitting issues as described on Schedule 8.8 to the Information Certificate so long as it is in compliance with the terms of the Settlement Agreement.

(b) Borrowers and Guarantors shall give written notice to Administrative Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the material release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Administrative Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Administrative Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Administrative Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, with any Environmental Law, Borrowers shall, at Administrative Agent’s request and Borrowers’ expense: (i) cause an independent environmental professional reasonably acceptable to Administrative Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Administrative Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Administrative Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4	Payment of Taxes and Claims.

Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5	Insurance.

Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Administrative Agent as to form, amount and insurer (Administrative Agent hereby acknowledges that the insurance of the Company and its Affiliates as of the Closing Date meets this standard). Borrowers and Guarantors shall furnish certificates, policies or endorsements to Administrative Agent or Control Agent as Administrative Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so after reasonable notice, Administrative Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Control Agent of any cancellation or reduction of coverage and that Control Agent or Administrative Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Control Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Control Agent as its interests may appear and further specify that Control Agent shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their officers, directors or Affiliates. Without limiting any other rights of Control Agent, Administrative Agent or Lenders, any insurance proceeds related to Priority Collateral received by Administrative Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative Agent may determine; provided, however, that insurance proceeds related to Inventory received by Administrative Agent shall be held in a non-interest bearing deposit account in Administrative Agent’s name for sixty (60) days during which time the applicable Borrower or Guarantor shall have the right to reinvest all or a portion of such proceeds in replacement Inventory. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds. Any proceeds of insurance and any awards for condemnation of any Collateral shall be paid to Control Agent for distribution in accordance with the terms of the Intercreditor Agreement.

9.6	Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries. Borrowers and Guarantors shall promptly furnish to Administrative Agent and Lenders all such financial and other information as Administrative Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Administrative Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Administrative Agent, the following:

(i) Within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Company and its consolidated Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Company, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto (a “Compliance Certificate”), along with a schedule in form reasonably satisfactory to Administrative Agent of the calculations used in determining, as of the end of such quarter, whether Borrowers and Guarantors were in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such quarter.

(ii) As soon as available and in any event within thirty (30) days after the end of each fiscal month (other than at the end of a fiscal quarter, in which case 45 days after the end thereof, or a fiscal year, in which case 90 days after the end thereof), company-prepared (i) statements of sales and earning before taxes of the Company and its Subsidiaries on a segment and consolidated basis as of the end of such period, (ii) statements of accounts receivable, inventory and accounts payable of the Company and its Subsidiaries on a segment and consolidated basis as of the end of such period and (iii) statement of Funded Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the end of such period.

(iii) Within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Company and its consolidated Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Company and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be Deloitte & Touche or another independent accounting firm selected by Company and reasonably acceptable to Administrative Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Company and its Subsidiaries as of the end of and for the fiscal year then ended.

(iv) At such time as available, but in no event later than ninety (90) days after the end of each fiscal year (commencing with the fiscal year of Borrowers ending April 30, 2007), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Company and its consolidated Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Administrative Agent prior to the date hereof, together with such supporting information as Administrative Agent may reasonably request. Such projected financial statements shall be prepared on a quarterly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Company and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements).

(b) Borrowers and Guarantors shall promptly notify Administrative Agent in writing upon any executive officer of the Company becoming aware of, or having reason to be aware of, the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral and having a value of more than $5,000,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) any Material Contract being terminated or amended in any way adverse to the interests of the Borrowers or Guarantors or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Administrative Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor which could reasonably be expected to have a Material Adverse Effect, (v) any ERISA Event, (vi) the occurrence of any Default or Event of Default of which any executive officer of any Borrower or Guarantor is aware or has reason to be aware, and in any event within three Business Days, (vii) any event of default or material breach under any contractual obligation of any Borrower or Guarantor or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $2,500,000; (viii) promptly, any litigation, or any investigation or proceeding known to any executive officer of any Borrower or Guarantor (A) affecting any Borrower or Guarantor or any of their Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000 (unless covered by insurance, in which case in excess of $10,000,000), (B) affecting or with respect to this Agreement or any other Financing Agreement or (C) involving an environmental claim or potential liability under Environmental Laws in excess of $1,000,000; (ix) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

(c) Promptly after the sending or filing thereof, Borrowers shall (i) send to Administrative Agent copies of all reports which Company or any of its Subsidiaries sends to its security holders generally, (ii) notify Administrative Agent of the filing of all reports and registration statements which Company or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the

National Association of Securities Dealers, Inc., and, if requested by Administrative Agent, send to Administrative Agent electronic copies of any such filings, (iii) send to Administrative Agent copies of all press releases and (iv) send to Administrative Agent copies of all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Administrative Agent may, from time to time, reasonably request. Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant (excluding any Person known to Administrative Agent to be a competitor of any Borrower or Guarantor) or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Administrative Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Administrative Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Administrative Agent or any Lender may be destroyed or otherwise disposed of by Administrative Agent or such Lender one (1) year after the same are delivered to Administrative Agent or such Lender, except as otherwise designated by Company to Administrative Agent or such Lender in writing.

9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i) Specified Sales;

(ii) the sale, transfer, lease or other disposition of property or assets (A) to an unrelated party not in the ordinary course of business (other than Specified Sales and Scheduled Asset Dispositions), where and to the extent that they are the result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of Borrowers, Guarantors or any of their Subsidiaries, as appropriate, in its reasonable discretion, so long as and the net proceeds therefrom are used to repair or replace damaged property or to purchase or otherwise acquire new assets or property, provided that such purchase or acquisition is committed to within 180 days of receipt of the net proceeds and such purchase or acquisition is consummated within 270 days of receipt of such proceeds;

(iii) the sale, lease or transfer of property or assets (at fair value) from any Borrower to any Guarantor;

(iv) the sale, lease or transfer of property or assets from a Borrower or Guarantor other than the Company to another Borrower (other than the Dutch Borrower) or Guarantor;

(v) Scheduled Asset Dispositions; and

(vi) the sale, lease or transfer of property or assets (other than Priority Collateral) not to exceed $7,500,000 in the aggregate in any fiscal year.

provided, that with respect to clauses (ii), (v) and (vi) above (unless the consent of Administrative Agent is received, which consent shall not be unreasonably withheld), in each case (A) at least 75% of the consideration received therefor by such Borrower or Guarantor or any such Subsidiary is in the form of cash or Cash Equivalents, (B) the total consideration received by such Borrower or Guarantor or any such Subsidiary is greater than or equal to the fair market value of the assets sold, transferred, leased or otherwise disposed of, and (C) no Event of Default then exists or shall result from such asset disposition; provided, further, that with respect to sales of assets permitted hereunder only, Collateral Agent shall be entitled, without the consent of the Required Lenders, to release its liens relating to the particular assets sold; or

(b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for Investments or acquisitions permitted pursuant to Section 9.10.

9.8	Encumbrances.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except (“Permitted Liens”):

(a) the security interests and liens of Collateral Agent for itself and the benefit of Administrative Agent and Lenders;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(d) hereof;

(f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Administrative Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Administrative Agent may establish a Reserve with respect thereto;

(j) the security interests and liens set forth on Schedule 8.4 to the Information Certificate;

(k) liens securing the CL Obligations, so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Administrative Agent and all the Lenders is in effect;

(l) liens on the assets of Newark Paperboard Products, Ltd. securing Indebtedness of Newark Paperboard Products, Ltd. to TD Mortgage, to the extent permitted by the terms of Section 9.9; and

(m) any security created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumer Union (Consumentenbond).

9.9	Indebtedness.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) the CL Obligations of the Company in an aggregate principal amount not to exceed the CL Cap Amount and renewals, refinancings or extensions thereof in whole or in part (provided, that (i) the outstanding principal amount of the CL Obligations is not increased at the time of such renewal, refinancing or extension and (ii) the terms relating to principal amount, amortization, maturity and collateral, and other material terms taken as a whole, of any renewal, refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Company or the Lenders than the terms of any CL Financing Agreement and the interest rate applicable to any such renewal, refinancing or extending Indebtedness does not exceed the then applicable market interest rate), so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Administrative Agent and all the Lenders is in effect;

(c) Indebtedness of Borrowers and Guarantors and their Subsidiaries existing as of the Closing Date as referenced in the financial statements delivered to Administrative Agent and as set out more specifically in Schedule 9.9 to the Information Certificate and renewals, refinancings or extensions thereof; provided, that (i) the outstanding principal amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any renewal, refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Company or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such renewal, refinancing or extending Indebtedness does not exceed the then applicable market interest rate;

(d) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $15,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(e) unsecured intercompany Indebtedness among Borrowers and Guarantors (other than Indebtedness owing by the Dutch Borrower) and their Domestic Subsidiaries, provided that any such Indebtedness owed to any Borrower or Guarantor by any Person that is not a Borrower or Guarantor shall be (i) fully subordinated to the Obligations hereunder on terms reasonably satisfactory to Administrative Agent and (ii) if requested by Administrative Agent and, in any event, if in an amount greater than $5,000,000, evidenced by promissory notes which shall be pledged to Administrative Agent as Collateral for the Obligations;

(f) unsecured Indebtedness of Foreign Subsidiaries (excluding the Dutch Borrower) in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(g) Bank Product Debt and unsecured Indebtedness and obligations owing under hedging agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(h) Guaranty Obligations in respect of Indebtedness of a Borrower or Guarantor to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 9.9;

(i) unsecured Indebtedness owing under the Senior Subordinated Notes;

(j) other unsecured Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(k) Indebtedness of the Company and its Subsidiaries that is secured by assets acquired in connection with a Permitted Acquisition and not incurred in contemplation thereof, as long as the outstanding principal amount of the Indebtedness secured thereby is not increased after the date the asset is acquired by the Company or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000;

(l) Indebtedness of the Foreign Subsidiaries (other than the Dutch Borrower) owing to the Dutch Borrower to the extent such loan by the Dutch Borrower is permitted pursuant to Permitted Investments;

(m) Indebtedness of Newark Paperboard Products, Ltd. (i) to the Company in an aggregate amount not to exceed CDN$6,292,638 at any time outstanding and (ii) to TD Mortgage in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(n) Indebtedness of any Foreign Subsidiary incurred to provide all or a portion of the purchase price for the PKV Acquisition, so long as the PKV Acquisition is otherwise permitted by the terms of this Agreement;

(o) Indebtedness of the Dutch Borrower owed to the Company for loans or advances made on the Closing Date by the Company to the Dutch Borrower from the proceeds of (A) loans made to the Company under the CL Credit Agreement in an aggregate Dollar Amount of up to $15,000,000 and (B) Loans made to the Company on the Closing Date incurred in order to repay outstanding indebtedness of the Dutch Borrower; and

(p) other Indebtedness of Borrowers, Guarantors and their Subsidiaries (excluding Guaranty Obligations of any Borrower or Guarantor in favor of any Foreign Subsidiary) which does not exceed $1,000,000 in the aggregate at any time outstanding.

9.10	Loans, Investments, Etc.

Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except (the “Permitted Investments”):

(a) cash and Cash Equivalents;

(b) receivables owing to the Company, the Dutch Borrower or any of their Subsidiaries and advances to suppliers, including, without limitation, notes receivable owing from customers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments in and loans to any Borrower (other than the Dutch Borrower) or Guarantor; provided, however, that investments in and loans to NP Cogen shall be limited to those in existence on the Closing Date until such time as Administrative Agent shall have received an opinion of counsel to NP Cogen in form and substance satisfactory to Administrative Agent;

(d) loans and advances to employees in existence as of the Closing Date in an aggregate amount not to exceed $1,000,000 and additional loans and advances to employees in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that such loan or advance is not made in violation of any law;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Investments, acquisitions or transactions permitted under Section 9.7;

(g) hedging agreements to the extent permitted pursuant to Section 9.9;

(h) Permitted Acquisitions;

(i) the Investment in and loan to the Dutch Borrower by the Company existing as of the Closing Date and evidenced by that certain amended and restated promissory note dated June 14, 2001 (the “B.V. Intercompany Note”) in an aggregate principal amount outstanding as of the Closing Date of €24,398,287.64, as such note is in effect on the Closing Date and as such amount may be reduced from time to time;

(j) the acquisition (the “PKV Acquisition”) by the Company or a Foreign Subsidiary of the Company of PKV German Mill and the related co-generation facility, so long as the total consideration (without taking into account the proceeds of Subordinated Debt, unsecured Indebtedness or Capital Stock to the extent used to pay a portion or all of such consideration) for such acquisition does not exceed €5,000,000 and such acquisition otherwise satisfies the conditions set forth in the definition of Permitted Acquisition (it being agreed that the purchase price paid for such acquisition shall not count toward the purchase price limits set forth in the definition of Permitted Acquisition);

(k) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or Investments made pursuant to this clause (i) shall not exceed an aggregate amount of $100,000; and

(l) loans and advances by the Company to, and investments by the Company in, Foreign Subsidiaries (other than the Dutch Borrower) in an aggregate Dollar Amount outstanding at any time not to exceed $25,000,000 (excluding (i) the intercompany loan made by the Company to the Dutch Borrower pursuant to the B.V. Intercompany Note, (ii) any such investment, loan or advance made by the Company to provide all or a portion of the purchase price for the PKV Acquisition, so long as the PKV Acquisition is otherwise permitted by the terms of this Agreement, and (iii) any investment, loan or advance by the Company to the Dutch Borrower from the proceeds of (A) loans made to the Company under the CL Credit Agreement in an aggregate Dollar Amount of up to $15,000,000 and (B) Loans made to the Company on the Closing Date, in order to repay outstanding indebtedness of the Dutch Borrower on the Closing Date) minus the outstanding Dollar Amount outstanding of all Loans to the Dutch Borrower.

9.11	Restricted Payments.

Borrowers and Guarantors will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(a) to make dividends payable solely in the same class of Capital Stock of such Person;

(b) to make dividends or other distributions (directly or indirectly through Subsidiaries) payable to any Borrower or Guarantor;

(c) provided that no Default or Event of Default pursuant to Section 10.1(a), (g) or (h) shall have occurred and subject to the provisions of Article X of the Senior Subordinated Note Indenture, to make regularly scheduled payments of interest in respect of the Senior Subordinated Notes but only to the extent required by and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture, as such may be amended or modified from time to time in accordance with Section 9.24;

(d) provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, to make Restricted Payments (i) pursuant to and in accordance with the ESOP Plan, (ii) to Fred G. von Zuben in connection with Subordinated Debt issued by Borrower and permitted under Section 9.9(j) and (iii) in respect of the Company’s existing stock appreciation rights and stock option programs; provided further the aggregate amount of all such Restricted Payments made under subclauses (i), (ii) and (iii) of this clause (d) shall not exceed $7,000,000 in any fiscal year;

(e) provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, Excess Availability is in excess of $10,000,000 both before and after the payment thereof, the Company may voluntarily prepay the CL Obligations;

(f) commencing after the fiscal year ending 2008, provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, Excess Availability is in excess of $25,000,000, the Senior Leverage Ratio (as defined in the CL Credit Agreement) is less than or equal to 1.50 to 1.0 and the outstanding principal amount of the CL Obligations and the related commitments of the CL Lenders has been reduced by at least $15,000,000 other than through asset sales or other dispositions of Collateral, the Borrowers may redeem the Senior Subordinated Notes;

(g) the Company may prepay principal of, premium, if any, or interest on, redeem, purchase, retire, defease or make a sinking fund or similar payment with respect to the industrial revenue bonds of the Company set forth on Schedule 9.9 to the Information Certificate, provided that either (i) no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and Excess Availability is in excess of $15,000,000 both before and after the payment thereof, or (ii) the Company uses cash on deposit in the CL Deposit Account to reimburse the CL LC Issuer for draws made on the CL Letters of Credit for such purpose; and

(h) the Company may make cash contributions to its pension plan in excess of the actuarially determined minimum funding obligation in an aggregate amount of up to $10,000,000 per fiscal year provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and Excess Availability is in excess of $10,000,000 both before and after the payment thereof.

9.12	Transactions with Affiliates.

(a) Each Borrower and Guarantor shall not, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its officers, directors or Affiliates (each, an “Affiliate Transaction”), other than:

(i) Affiliate Transactions permitted by paragraph (b) below; and

(ii) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an officer, director or Affiliate of the Borrower or Guarantor.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5,000,000 will be approved by the Board of Directors (or comparable governing body) of the applicable Borrower or Guarantor, such approval to be evidenced by resolutions stating that the Board of Directors (or comparable governing body) has determined that such transaction complies with the foregoing provisions. If the any Borrower or Guarantor enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000, the Company will, prior to the consummation thereof, obtain an opinion from an Independent Financial Advisor stating that such transaction or series of related transactions are fair to the applicable Borrower or Guarantor, as the case may be, from a financial point of view.

(b) The restrictions set forth in Section 9.12(a) shall not apply to:

(i) reasonable fees and compensation paid to and indemnity provisions on behalf of the officers, directors, employees or consultants of any Borrower or Guarantor as determined in good faith by the applicable Borrower’s or Guarantor’s Board of Directors (or comparable governing body);

(ii) transactions exclusively between or among the Borrowers and the Guarantors; provided, that such transactions are not otherwise prohibited by this Agreement;

(iii) any agreement or instrument in effect as of the Closing Date or any amendment or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement thereof) so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the Board of Directors (or comparable governing body) of the applicable Borrower or Guarantor, not more disadvantageous to the Lenders in any material respect that the original agreement or instrument as in effect on the Closing Date; and

(iv) Restricted Payments and Permitted Investments permitted by this Agreement.

9.13	Compliance with ERISA.

Each Borrower (other than the Dutch Borrower) and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (f) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or g)not allow or suffer to exist any occurrence of a Reportable Event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14	End of Fiscal Years.

No Borrower or Guarantor will, nor will they permit any of their Subsidiaries to, change their fiscal year.

9.15	Change in Business.

Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16	Limitation of Restrictions Affecting Subsidiaries.

Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or (e) act as a Guarantor and pledge its assets pursuant to the Financing Agreements or any renewals, refinancings, exchanges, refundings or extension thereof, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (vii) the Senior Subordinated Notes, (viii) any document or instrument governing Indebtedness incurred pursuant to Section 9.9(d), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (ix) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

9.17	Fixed Charge Coverage Ratio.

If during any fiscal quarter Excess Availability falls below $10,000,000 (an “Availability Shortfall”), Company and its Subsidiaries shall achieve a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 as of the end of the preceding fiscal quarter, as of the end of the fiscal quarter during which such Availability Shortfall occurs and as of the end of each fiscal quarter thereafter until no Availability Shortfall exists for a complete fiscal quarter.

9.18	Excess Availability.

At all times Excess Availability shall be greater than or equal to $5,000,000.

9.19	License Agreements.

(a) Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor (as the case may be) shall give Administrative Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Administrative Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Administrative Agent may request, (v) give Administrative Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Administrative Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Administrative Agent, promptly upon the request of Administrative Agent, such information and evidence as Administrative Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Administrative Agent or give Administrative Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Borrower or Guarantor to extend or renew any material License Agreement to which it is a party, Administrative Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Administrative Agent or in the name and behalf of such Borrower or Guarantor, as Administrative Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Administrative Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Administrative Agent shall constitute part of the Obligations.

9.20	Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or any of their respective officers, directors or Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.21	Costs and Expenses.

Borrowers and Guarantors shall pay to Administrative Agent and Arrangers on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Administrative Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be requested by the Company or required by the Administrative Agent (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and fees, if applicable); (b) to the extent Administrative Agent is authorized in any Financing Agreement to conduct such activities at Borrower’s or Guarantor’s expense, costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Control Accounts, together with Administrative Agent’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (e) costs and expenses of preserving and protecting the Collateral; (f) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Administrative Agent, Collateral Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters) other than claims arising solely out of their gross negligence or willful misconduct, as determined by a court of competent jurisdiction; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Administrative Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Administrative Agent’s then standard rate for Administrative Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day); and (h) the reasonable fees and disbursements of one counsel (including legal assistants) to Administrative Agent, Collateral Agent and Arrangers in connection with any of the foregoing.

9.22	Additional Borrowers and Guarantors.

Upon any Person becoming a direct or indirect Subsidiary of the Company, Borrowers and Guarantors will provide Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause any such Person that is a Domestic Subsidiary to execute and deliver to Administrative Agent a Borrower Joinder Agreement in substantially the form of Exhibit D, causing such Subsidiary to become a party to (i) this Credit Agreement, as a joint and several “Borrower”, and (b) deliver such other documentation as Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to Administrative Agent; provided, however, in lieu of the foregoing, at the option of Administrative Agent, Borrowers and Guarantors shall cause such Person to execute and deliver to Administrative Agent a Guarantor Joinder Agreement in substantially the form of Exhibit E causing such Subsidiary to become a party to this Agreement, as a joint and several “Guarantor”, as applicable and with the same effect set forth above. If required by Administrative Agent, Company shall cause any of its Foreign Subsidiaries (whether in existence on the Closing Date or formed or acquired thereafter) to execute and deliver to Administrative Agent a Guarantor Joinder Agreement in substantially the form of Exhibit E causing such Subsidiary to become a party to this Agreement as a joint and several “DO Guarantor”.

9.23	Pledged Assets.

Each of Borrowers and Guarantors will cause (i) the Priority Collateral, to be subject at all times to a first priority, perfected lien in favor of the Control Agent, Collateral Agent or Administrative Agent, in each case for the benefit of the Lenders, pursuant to the terms and conditions of the Security Documents or such other security documents as Control Agent, Collateral Agent or Administrative Agent shall reasonably request, subject to Permitted Liens, and (ii) the CL Priority Collateral, to be subject at all times to a second priority, perfected lien in favor of Control Agent, Collateral Agent or Administrative Agent, in each case for the benefit of the Lenders, pursuant to the terms and conditions of the Security Documents or such other security documents as Control Agent, Collateral Agent or Administrative Agent shall reasonably request.

9.24	Amendment of Subordinated Debt; CL Financing Agreements.

(a) Borrowers and Guarantors will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is adverse to the interests of the Lenders.

(b) Borrowers and Guarantors will not, nor will they permit any Subsidiary to, amend, replace, refinance, refund, restructure, amend, supplement, extend or otherwise modify the CL Credit Agreement (i) to violate the provisions of the Intercreditor Agreement or (ii) to increase the then outstanding aggregate principal amount of the loans or reimbursement obligations with respect to letters of credit and similar obligations under the CL Credit Agreement to an amount that would exceed the CL Cap Amount.

9.25	Limitations on Activities of NP Cogen.

Until such time as Administrative Agent shall have received an opinion of counsel to NP Cogen in form and substance satisfactory to Administrative Agent, NP Cogen shall not engage in any activities or incur any Indebtedness other than owning and operating the assets owned and operated by it in the ordinary course of business as of the Closing Date.

9.26	Sale Leasebacks.

Borrowers and Guarantors will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Borrower, Guarantor or any

Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Borrower, Guarantor or a Subsidiary or (b) which any Borrower, Guarantor or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Borrower, Guarantor or a Subsidiary to another Person which is not a Borrower, Guarantor or a Subsidiary in connection with such lease.

9.27	No Further Negative Pledges.

Borrowers and Guarantors will not, nor will they permit any Domestic Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Financing Agreements, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.9(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

9.28	Limitation on Excluded Subsidiaries.

Borrowers and Guarantors will not permit the Excluded Subsidiaries to (i) own any other assets or to conduct any other business other than such assets owned and such business conducted, in each case as of the Closing Date or (ii) to account for, individually or in the aggregate for all such Excluded Subsidiaries, more than 5% of the net income or assets (determined on a consolidated basis) of the Company and its Subsidiaries.

9.29	Further Assurances.

At the reasonable request of Administrative Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

9.30	Post Closing Covenants.

(a) The Company shall use its commercially reasonable efforts to deliver (or cause to be delivered) to Administrative Agent Collateral Access Agreements or other applicable lien waiver agreements for any warehouse, plant or other leased real property set forth on Schedule 9.30 within ninety (90) days following the Closing Date and if such agreements are not delivered Administrative Agent may in its discretion establish Reserves.

(b) The Company shall deliver (or cause to be delivered) to Administrative Agent an original executed BV Intercompany Note replacing the note which cannot be located as of the Closing Date, together with an allonge, within thirty (30) days following the Closing Date.

(c) Within 90 days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), to the extent reasonably required by the Administrative Agent, the Credit Parties shall provide evidence reasonably satisfactory to the Administrative Agent that all chain of title issues (including unreleased filings related to Liens that have previously been terminated) with respect to the intellectual property of Borrower and its Subsidiaries registered with the United States Patent and Trademark Office (other than intellectual property that the Borrower reasonably determines has no material value) have been corrected in the appropriate records of the United States Patent and Trademark Office.

SECTION 10

EVENTS OF DEFAULT AND REMEDIES

10.1	Events of Default.

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)    (i) any Borrower fails to pay any principal on any Loan when due in accordance with the terms hereof; or any Borrower fails to reimburse any Issuing Bank for any Letter of Credit Obligations when due in accordance with the terms hereof or of any Letter of Credit Document; or any Borrower fails to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder);

(ii) any Borrower or Guarantor shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in any of Sections 9.1, 9.6 through 9.12, 9.15 through 9.18, 9.20, or 9.25 through 9.30; or

(iii) any Borrower or Guarantor shall fail to comply with any other covenant, contained in this Agreement or the other Financing Agreements or any other agreement, document or instrument among any Borrower or Guarantor, Administrative Agent and the Lenders or executed by any Borrower or Guarantor in favor of Administrative Agent or the Lenders (other than as described in Sections 10.1(a)(i) or (ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; provided, that, such thirty (30) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Administrative Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect on or as of the date made or deemed to be made;

(c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Administrative Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $1,000,000 in any one case or in excess of $1,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $1,000,000 or a Dutch executory attachment (executirial leslag) affects any asset of a Borrower or Guarantor having an aggregate value of at least $1,000,000 (or any equivalent thereof in any other currency);

(e) any Borrower or Guarantor dissolves or discontinues doing business (provided that any Guarantor may dissolve or discontinue doing business if its assets are transferred to a Borrower or another Guarantor prior to such dissolution or discontinuation); any Borrower or Guarantor (other than NP Cogen) suspends doing business, other than temporary shutdowns for routine maintenance or otherwise in accordance with past practices and in any event not to exceed five (5) days in any fiscal quarter;

(f) any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America or other applicable jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America or comparable proceeding under the laws of any other applicable jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

(i) any default in respect of any Indebtedness of any Borrower or Guarantor (other than Indebtedness owing to Administrative Agent and Lenders hereunder), in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by any Borrower or Guarantor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Administrative Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority and/or second priority (as applicable) security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which results in or could reasonably be expected to result in a Material Adverse Effect;

(l) any Change of Control;

(m) the indictment by any Governmental Authority of any Borrower or Guarantor as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $5,000,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

(n) there shall be an event of default (after any applicable cure period thereunder has expired) under any of the other material Financing Agreements;

(o) any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby;

(p) any uninsured damage to or loss, theft or destruction or any assets of Borrowers or Guarantors or any of their Subsidiaries shall occur that is in excess of $5,000,000; or

(q) the Company fails to comply with the terms of the Settlement Agreement or the Final Judgment and any cure right or period prior to which the Commonwealth of Massachusetts or other applicable Governmental Authority shall have the right to (i) enjoin or materially limit the Company’s business operations or (ii) levy or issue a fine or penalty that could reasonably be expected to have a Material Adverse Effect shall have expired; or

(r) the Company fails to deliver any of the information or other items required by Section 7.1(a) within five (5) Business Days of the later to occur of (i) the date due or (ii) receipt by the Company of notice from Administrative Agent that such information or other items are past due.

For the purposes of this Section 10.1, in relation to any procedure or step taken in the Netherlands, (i) bankruptcy (failissement), suspension of payments (surseance van betaling), emergency procedure (noodregeling) or any other procedure having the effect that the entity to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final); and (ii) dissolution (ontbinding) or any other procedure having the effect that the entity to which it applies ceases to exist, shall qualify as events specified in Sections 10.1(g) and (h) above.

10.2	Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Administrative Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Administrative Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Administrative Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Administrative Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Company, accelerate the payment of all Obligations (other than Obligations consisting of Bank Product Debt related to hedging agreements) and demand immediate payment thereof to Administrative Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of Administrative Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, subject to the terms of the Intercreditor Agreement, Administrative Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Administrative Agent any part or all of the Collateral at any place and time designated by Administrative Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Administrative Agent or elsewhere) at such prices or terms as Administrative Agent may deem reasonable, for cash, upon credit or for future delivery, with Administrative Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Administrative Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Administrative Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Administrative Agent to Company designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice. In the event Administrative Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Administrative Agent’s request, Borrowers will either, as Administrative Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Administrative Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. The rights of the Administrative Agent set forth in clause (v) above with respect to the Capital Stock of the Dutch Borrower shall be subject to the terms of the Dutch Deed of Pledge.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Administrative Agent and Collateral Agent may, in their discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Administrative Agent and/or Collateral Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Collateral Agent and that Collateral Agent has a security interest therein and Administrative Agent and/or Collateral Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Collateral Agent or Administrative Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Administrative Agent, Collateral Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Administrative Agent or Collateral Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Administrative Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Collateral Agent and are payable directly and only to Collateral Agent and Borrowers and Guarantors shall deliver to Administrative Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Administrative Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Administrative Agent’s request, hold the returned Inventory in trust for Collateral Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Administrative Agent’s and Collateral Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Administrative Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Administrative Agent or Collateral Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Administrative Agent, Collateral Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Administrative Agent, Collateral Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Administrative Agent, Collateral Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent, Collateral Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Administrative Agent and Collateral Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Administrative Agent, Collateral Agent or any Lender would not be commercially unreasonable in the exercise by Administrative Agent, Collateral Agent or any Lender of remedies against the Collateral and that other actions or omissions by Administrative Agent, Collateral Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Administrative Agent, Collateral Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Administrative Agent and Collateral Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Administrative Agent and Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Administrative Agent may apply the cash proceeds of Collateral actually received by Administrative Agent or Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Administrative Agent, Collateral Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, (i) Administrative Agent and Lenders may, at Administrative Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Administrative Agent and Lenders shall, without notice, cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and (ii) Administrative Agent may, at its option, establish such Reserves as Administrative Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

(i) By notice to the Dutch Borrower, require the Dutch Borrower to give a guarantee or security in favour of the Lenders and the Dutch Borrower shall comply with such request.

(j) Notwithstanding any provision to the contrary in any Financing Agreement, foreclosure on any security governed by Dutch law, including the right of pledge over the Capital Stock of the Dutch Borrower (including allocation of the proceeds) shall take place in accordance with Dutch law and any relevant Security Document (including the Dutch Deed of Pledge). Section 10.2(c) shall not apply to any security governed by Dutch law.

SECTION 11

JURY TRIAL WAIVER; OTHER WAIVERS

AND CONSENTS; GOVERNING LAW

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than New York; provided, however, that the Dutch Deed of Pledge shall be governed by the laws of the Netherlands.

(b) Borrowers, Guarantors, Administrative Agent, Lenders, Swingline Lender and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and the United States District Court of the Southern District of New York, whichever Administrative Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Administrative Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Administrative Agent’s option, by service upon any Borrower or Guarantor (or Company on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Administrative Agent against such Borrower or Guarantor for the amount of the claim and other relief requested; provided, however, that enforcement in a Dutch court of this Agreement and the Dutch Deed of Pledge will be subject to Dutch rules of civil procedure.

(d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, ADMINISTRATIVE AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Administrative Agent, Lenders, Swingline Lender and Issuing Bank shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Administrative Agent, such Lender, Swingline Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Administrative Agent, Lenders, Swingline Lender and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Administrative Agent, any Lender, Swingline Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Administrative Agent, any Lender, Swingline Lender or Issuing Bank has represented, expressly or otherwise, that Administrative Agent, Lenders, Swingline Lender and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Administrative Agent, Lenders, Swingline Lender and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2	Waiver of Notices.

Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Administrative Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3	Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Administrative Agent and the Required Lenders or at Administrative Agent’s option, by Administrative Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release Collateral with a fair market value in excess of $2,000,000 (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Administrative Agent and all of Lenders,

(iv) release any Borrower or any material Guarantor (as determined by Administrative Agent) from obligations hereunder, without the consent of Administrative Agent and all of the Lenders,

(v) reduce any percentage specified in the definition of Required Lenders, without the consent of Administrative Agent and all of Lenders,

(vi) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Administrative Agent and all of Lenders,

(vii) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Administrative Agent and all of Lenders,

(viii) increase the advance rates constituting part of the U.S. Borrowing Base, increase the Letter of Credit Limit or modify the definitions of Eligible Accounts or Eligible Inventory such that more credit would be available to Borrowers, without the consent of Administrative Agent and all of Lenders,

(ix) amend, modify or waive any requirements of Section 12.8 or 12.11 such that the amount of permitted overadvances or Special Agent Advances may be increased without the consent of Administrative Agent and each Lender,

(x) amend Section 6.4(a) without the consent of Administrative Agent and each Lender, or

(xi) amend, modify or waive any requirements of Section 9.18 without the consent of Administrative Agent and each Lender.

(b) Administrative Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Administrative Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Administrative Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Administrative Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Administrative Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Administrative Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. The consent of Swingline Lender shall be required for any amendment, waiver or consent affecting the rights or duties of Swingline Lender hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Administrative Agent shall agree that any items otherwise required to be delivered to Administrative Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Administrative Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Administrative Agent may deem appropriate as a result of the failure to receive such items as Administrative Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Administrative Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

11.4	Waiver of Counterclaims.

Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5	Indemnification.

Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Administrative Agent, each Lender, the Arrangers and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Administrative Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12

THE AGENT

12.1	Appointment, Powers and Immunities.

Each Lender and Issuing Bank irrevocably designates, appoints and authorizes Wachovia to act as Administrative Agent and Collateral Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Administrative Agent and Collateral Agent, as applicable, by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Administrative Agent and Collateral Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Administrative Agent shall have been delivered to and acknowledged by Administrative Agent.

12.2	Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3	Events of Default.

(a) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Administrative Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Administrative Agent receives such a Notice of Default or Failure of Condition, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Administrative Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Administrative Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b) Except with the prior written consent of Administrative Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4	Wachovia in its Individual Capacity.

With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Administrative Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5	Indemnification.

Lenders agree to indemnify Administrative Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Administrative Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

12.6	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender agrees that it has, independently and without reliance on Administrative Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Administrative Agent will use reasonable efforts to provide Lenders with any information received by Administrative Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Administrative Agent from any Borrower or any Lender; provided, that, Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent or deemed requested by Lenders hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Administrative Agent.

12.7	Failure to Act.

Except for action expressly required of Administrative Agent hereunder and under the other Financing Agreements, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8	Additional Loans.

Administrative Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate Dollar Amount of the total outstanding Loans and Letter of Credit Obligations to exceed the U.S. Borrowing Base, without the prior consent of all Lenders, except, that, Administrative Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Loans and Letter of Credit Obligations to exceed the U.S. Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal Dollar Amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Administrative Agent may make or provide after obtaining such actual knowledge that the aggregate principal Dollar Amount of the Loans and Letter of Credit Obligations equal or exceed the U.S. Borrowing Base, plus the amount of Special Administrative Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten percent (10%) of the Maximum Credit and shall not cause the total principal Dollar Amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9	Concerning the Collateral and the Related Financing Agreements.

Each Lender authorizes and directs Administrative Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Administrative Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Administrative Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender: is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the U.S. Borrowing Base prepared or received by Administrative Agent (each field audit or examination report and report with respect to the U.S. Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Company and its Subsidiaries received by Administrative Agent;

(a) expressly agrees and acknowledges that Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(b) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(c) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11	Collateral Matters.

(a) Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Administrative Agent Advances”) which Administrative Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal Dollar Amount of the Special Administrative Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal Dollar Amount of the additional Loans and Letters of Credit which Administrative Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten percent (10%) percent of the Maximum Credit and (B) the aggregate principal Dollar Amount of the Special Administrative Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal Dollar Amount of the Loans, shall not exceed the Maximum Credit, except at Administrative Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Administrative Agent Advances plus the then outstanding principal amount of the Loans exceed the Maximum Credit the Special Administrative Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Administrative Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Administrative Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Administrative Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Administrative Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Administrative Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Administrative Agent Advance. If such funds are not made available to Administrative Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) Lenders hereby irrevocably authorize Administrative Agent and Collateral Agent, at their option and in their discretion to release any security interest in or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Company or any Borrower or Guarantor certifies to Administrative Agent or Collateral Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Administrative Agent and Collateral Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $500,000, and to the extent Collateral Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Collateral Agent and Administrative Agent will not release any security interest in or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Collateral Agent or Administrative Agent at any time, Lenders will promptly confirm in writing Collateral Agent’s or Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.

(c) Without in any manner limiting Administrative Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Collateral Agent or Administrative Agent, the authority to release Collateral conferred upon Collateral Agent under this Section. Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest or liens granted to Collateral Agent upon any Collateral to the extent set forth above; provided, that, (i) Collateral Agent shall not be required to execute any such document on terms which, in Collateral Agent’s or Administrative Agent’s opinion, would expose Collateral Agent or Administrative Agent to liability or create any obligations or entail any consequence other than the release of such security interest or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d) Neither Collateral Agent nor Administrative Agent shall have any obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Collateral Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent or Administrative Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Collateral Agent and Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Collateral Agent’s own interest in the Collateral as a Lender and that neither Collateral Agent nor Administrative Agent shall have any duty or liability whatsoever to any other Lender or Issuing Bank.

12.12	Agency for Perfection.

Each Lender and Issuing Bank hereby appoints Administrative Agent, Collateral Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Collateral Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Collateral Agent, Administrative Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of Collateral Agent as secured party. Should any Lender or Issuing Bank obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Collateral Agent or Control Agent or in accordance with Administrative Agent’s instructions.

12.13	Successor Administrative Agent.

Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders and Company; provided, that if Administrative Agent resigns, it shall also resign as Collateral Agent and Control Agent (if applicable). If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Company, a successor agent but no Lender shall be required to accept such appointment. Upon the acceptance by a

Person as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the terms “Administrative Agent” and “Collateral Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Administrative Agent’s and Collateral Agent’s appointment, powers and duties as Administrative Agent and Collateral Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent and Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent and Collateral Agent by the date which is thirty (30) days after the date of a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The successor Administrative Agent and Collateral Agent shall execute all documents and take all other actions necessary in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent and Collateral Agent as creditor of the Company’s Parallel Debts and as holder of the security created pursuant to the Financing Agreements.

12.14	Other Agent Designations.

Administrative Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Administrative Agent”, “Syndication Agent”, “Documentation Agent”, “Collateral Agent”, “Control Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Administrative Agent to Company of any such designation. Any Lender that is so designated as a Co-Administrative Agent, Syndication Agent, Documentation Agent, Collateral Agent, Control Agent or such similar designation by Administrative Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Administrative Agent, Syndication Agent, Documentation Agent, Collateral Agent, Control Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15	Intercreditor Agreement.

Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.7) hereby (i) acknowledges that Wachovia is acting under the Intercreditor Agreement in multiple capacities as Administrative Agent, CL Administrative Agent and Control Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wachovia any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section

13.7) hereby authorizes and directs Wachovia to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Wachovia, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

12.16	Parallel Debts and Administrative Agent.

(a) Notwithstanding any provision to the contrary in any Financing Agreement, in relation to the Company’s Parallel Debts and any security governed by Dutch law (i) Administrative Agent (or Collateral Agent, as applicable) shall act for itself (but always for the benefit of the Lenders in accordance with the provisions of the Financing Agreements); and (ii) the rights, powers and authorities vested in Administrative Agent (or Collateral Agent, as applicable) pursuant to the Financing Agreements are subject to any restrictions imposed by mandatory Dutch law.

(b) If Administrative Agent resigns in accordance with Section 12.13, the Company shall execute such documents and take all such other action as necessary or (in the opinion of Administrative Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent as creditor of the Parallel Debt and as beneficiary of any security securing the Parallel Debt.

SECTION 13

TERM OF AGREEMENT; MISCELLANEOUS

13.1	Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall mature with all Obligations to be paid and satisfied in full in immediately available funds on the Termination Date. Upon the Termination Date, or earlier if accelerated pursuant to Section 10.2, Borrowers shall pay to Administrative Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative Agent (or at Administrative Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Administrative Agent, by an issuer reasonably acceptable to Administrative Agent and payable to Administrative Agent as beneficiary) in such amounts as Administrative Agent determines are reasonably necessary to secure Administrative Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Administrative Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Administrative Agent or any Lender pursuant to any Account Control Agreement. The amount of such cash collateral (or letter of credit, as Administrative Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of

Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Administrative Agent, as Administrative Agent may, in its discretion, designate in writing to Company for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Administrative Agent are received in such bank account later than 12:00 noon, Charlotte, North Carolina time.

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (other than contingent indemnification and like Obligations which by the terms thereof are stated to survive termination of the Financing Agreements) have been fully and finally discharged and paid, and Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of Administrative Agent, Collateral Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and neither Collateral Agent nor Administrative Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all such Obligations paid and satisfied in full in immediately available funds.

13.2	Interpretative Provisions.

All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(a) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(b) All references to any Borrower, Guarantor, Administrative Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(c) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(e) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Administrative Agent, if such Event of Default is capable of being cured as determined by Administrative Agent.

(f) All references to the term “good faith” used herein when applicable to Administrative Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Administrative Agent or any Lender alleged by any Borrower or Guarantor at any time.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Company most recently received by Administrative Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Administrative Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Administrative Agent or Lenders merely because of Administrative Agent’s or any Lender’s involvement in their preparation.

13.3	Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

The Company and the other Borrowers and Guarantors:	The Newark Group, Inc.
20 Jackson Drive
Cranford, New Jersey 07016
Attention: Mr. Joseph E. Byrne, Vice President and Chief Financial Officer
Telecopier: (908) 276-2888
Telephone: (908) 276-4000
Email: jbyrne@tngus.com

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Mr. Gary M. Wingens
Telecopier: (973) 597-2400
Telephone: (973 597-2500
Email: dbarkin@lowenstein.com

The Administrative Agent:	Wachovia Bank, National Association, as Administrative Agent
301 South College Street NC 0479
Charlotte, North Carolina 28288
Attention: Ms. Maura Atwater
Telecopier: (704) 715-1560
Telephone: (704) 374-2703
Email: maura.atwater@wachovia.com

The Lenders:	The address set forth on each Lender’s Administrative Details Form.

(b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent or as otherwise determined by Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Administrative Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4	Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5	Confidentiality.

(a) Administrative Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Administrative Agent, such Lender or Issuing Bank, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Administrative Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Administrative Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b) In the event that Administrative Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Administrative Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Administrative Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Administrative Agent or such Lender or Issuing Bank, Administrative Agent or such Lender or Issuing Bank will promptly notify Company of such request so that Company may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Administrative Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Company in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Company so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Administrative Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Administrative Agent or such Lender or Issuing Bank.

In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (iii) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (iv) to apply to or restrict disclosure of information that was or becomes available to Administrative Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (v) to require Administrative Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Administrative Agent, a Lender or Issuing Bank or prevent Administrative Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Administrative Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Administrative Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Administrative Agent or any Lender. In addition, Administrative Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Wachovia may otherwise use the corporate name and logo of Borrowers and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

13.6	Successors.

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Administrative Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Administrative Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Administrative Agent and the Company, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Administrative Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7	Assignments; Participations.

(a) Each Lender may, with the prior written consent of Administrative Agent and, so long as there is no Default or Event of Default that has occurred and is continuing (which such approval shall not be unreasonably withheld or delayed), the Company, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Administrative Agent on the Register and (ii) Administrative Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500. Administrative Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Administrative Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(c) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Administrative Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Administrative Agent or any Lender from time to time to assignees and Participants.

(d) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Administrative Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other

Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(f) Borrowers and Guarantors shall assist Administrative Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(g) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8	Entire Agreement.

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9	USA Patriot Act.

Each Lender subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10	Counterparts, Etc.

This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11	Dutch Obligations.

(a) Notwithstanding anything set forth in this Agreement or any other Financing Agreement to the contrary, the Dutch Borrower shall not at any time be liable, directly or indirectly, for any portion of the Domestic Obligations, including, without limitation, the principal of the Loans or any interest thereon or fees or expenses payable with respect thereto made to any U.S. Borrower (and the U.S. Borrowers and Guarantors are solely liable for such Obligations), and no property of the Dutch Borrower shall at any time serve, directly or indirectly, as Collateral or any other type of collateral or security for any portion of the Domestic Obligations.

(b) Notwithstanding anything in this Agreement or in the other Financing Agreements to the contrary, the parties hereto acknowledge and agree that (a) each of Borrowers, in its capacity as a Borrower hereunder, is jointly and severally liable for the Obligations of the other Borrowers; provided that it is acknowledged and agreed that the Company has guaranteed the Obligations of the Dutch Borrower and that the Dutch Borrower has not guaranteed the Domestic Obligations and (b) the Dutch Borrower shall not be required to repay or prepay, or to guarantee, nor shall any amount paid by the Dutch Borrower be applied to, any Domestic Obligations.

13.12	[Intentionally Omitted].

13.13	Parallel Debts.

(a) Without prejudice to the other provisions of this Agreement and the other Financing Agreements and for the purpose of ensuring the validity and effect of any security right governed by Dutch law and granted or to be granted by the Company pursuant to the Financing Agreements, the Company undertakes, as a separate and independent obligation to Collateral Agent, to pay to Collateral Agent its Parallel Debts.

(b) (i) The Company may not pay its Parallel Debts other than at the instruction of, and in the manner determined by, Collateral Agent. All payments to be made by the Company under the Financing Agreements shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(ii) Without prejudice to paragraph (i) above, the Company shall be obliged to pay its Parallel Debts (or, if the Company’s Underlying Debts are due at different times, amounts of its Parallel Debts corresponding to each such Underlying Debts) only when its Underlying Debts have fallen due.

(c) Any payment made, or amount recovered, in respect of the Company’s Parallel Debts shall reduce the Company’s Underlying Debts to any Lender by the amount which that Lender is entitled to receive out of that payment or recovery under the Financing Agreement.

(d) Each Parallel Debt is a separate and independent obligation and shall not constitute the Collateral Agent and any Lender as joint creditor of any Underlying Debt.

(e) If (notwithstanding Section 13.13(d)) any Parallel Debt constitutes the Collateral Agent as a joint creditor with any Lender, the Collateral Agent may determine (at its discretion) that Parallel Debt and one or more other Parallel Debts shall be combined into one single Parallel Debt (a “Combined Parallel Debt”), whereupon those Parallel Debts shall be combined into a Combined Parallel Debt:

(i) the amount of which shall be equal to the aggregate of the amounts of the Underlying Debts combined into it;

(ii) which shall, if the Underlying Debts are expressed in different currencies, be expressed in such of those currencies or Euro as the Collateral Agent my determine (and, for this purpose, each Underlying Debt shall be converted into the current of the Combined Parallel Debt in accordance with Section 6.13);

(iii) which shall, if the Underlying Debts combined into it fall due at different times, fall due in parts corresponding to those Underlying Debts; and

(iv) to which this Agreement shall otherwise apply as if the Combined Parallel Debt were a Parallel Debt.

(f) If any Underlying Debt is avoided or reduced other than (i) as a result of payment to, or recovery or discharge by, the Lender to which the Underlying Debt is owed, or (ii) otherwise with the consent of that Lender, then the amount of the Parallel Debt corresponding to that Underlying Debt shall be equal to the amount which the Underlying Debt would have had if the avoidance or reduction had not occurred.

13.14	Concerning Joint and Several Liability of Borrowers.

(a) Each of U.S. Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of U.S. Borrowers and in consideration of the undertakings of each of U.S. Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of U.S. Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the U.S. Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the U.S. Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other U.S. Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each U.S. Borrower under the provisions of this Section 13.14 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any U.S. Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any U.S. Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 13.14, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 13.14, it being the intention of each U.S. Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 13.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each U.S. Borrower under this Section 13.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of U.S. Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 13.14 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other U.S. Borrowers or to exhaust any remedies available to it against any of the other U.S. Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 13.14 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the U.S. Borrowers, or otherwise, the provisions of this Section 13.14 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Financing Agreements, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each U.S. Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

(h) U.S. Borrowers hereby agree, as among themselves, that if any U.S. Borrower shall become an Excess Funding Borrower (as defined below), each other U.S. Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any U.S. Borrower to any Excess Funding Borrower under this Section 13.14(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Credit Agreement (hereafter, the “Joint Obligations”), a U.S. Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 13.14(h) only, shall mean, for any U.S. Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other U.S. Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other U.S. Borrowers hereunder) of such Borrower and all of the other U.S. Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 13.14(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date).

13.15	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Financing Agreement in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Financing Agreements shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or such Lender in the Agreement Currency, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or such Lender in such currency, Administrative Agent or such Lender agrees to return the amount of any excess to Borrowers (or to any other Person who may be entitled thereto under applicable law).

SECTION 14

GUARANTY OF U.S. OBLIGATIONS

14.1	The Domestic Guaranty.

In order to induce the Lenders to enter into this Agreement with the Company or any of its Domestic Subsidiaries and to extend credit hereunder, and in recognition of the direct benefits to be received by Guarantors from the Revolving Loans hereunder, each of the Guarantors hereby agrees with Administrative Agent and the Lenders as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the U.S. Borrowers to Administrative Agent, and the Lenders. If any or all of the indebtedness of the U.S. Borrowers to Administrative Agent and the Lenders becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to Administrative Agent and the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by Administrative Agent, or the Lenders in collecting any of the indebtedness. The word “indebtedness” is used in this Section 14 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the U.S. Borrowers, including all U.S. Obligations, arising in connection with this Agreement, or the other Financing Agreements, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the U.S. Borrowers may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable. The Domestic Guaranty set forth in this Section 14 is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Financing Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the United States Bankruptcy Code).

14.2	Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all indebtedness of the U.S. Borrowers to the Lenders whether or not due or payable by the U.S. Borrowers upon the occurrence of any of the events specified in Section 10.1(g) or (h), and unconditionally promises to pay such indebtedness to Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the U.S. Borrowers or a Guarantor shall make a payment or a transfer of an interest in any property to Administrative Agent, or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a U.S. Borrower or a Guarantor, the estate of a U.S. Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

14.3	Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other Domestic Guaranty of the indebtedness of the U.S. Borrowers whether executed by any such Guarantor, any other Guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any U.S. Borrower or by any other party, (b) any other continuing or other Domestic Guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the indebtedness of the U.S. Borrowers, (c) any payment on or in reduction of any such other Domestic Guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any U.S. Borrower, or (e) any payment made to Administrative Agent, or any Lenders on the indebtedness which Administrative Agent, or such repay the U.S. Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

14.4	Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the U.S. Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the U.S. Borrowers and whether or not any other Guarantor or any U.S. Borrower is joined in any such action or actions.

14.5	Authorization.

Each of the Guarantors authorizes Administrative Agent, and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of the Domestic Guaranty or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the U.S. Borrowers or other obligors.

14.6	Reliance.

It is not necessary for Administrative Agent, or the Lenders to inquire into the capacity or powers of any U.S. Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.7	Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require Administrative Agent, or any Lender to (i) proceed against any U.S. Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from any U.S. Borrower, any other Guarantor or any other party, or (iii) pursue any other remedy in Administrative Agent’s, or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any U.S. Borrower, any other Guarantor or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of any U.S. Borrower, any other Guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of any U.S. Borrower other than payment in full of the indebtedness. Administrative Agent or any of the Lenders may, at their election, exercise any right or remedy Administrative Agent and any Lender may have against any U.S. Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid. Each of the Guarantors waives any defense arising out of any such election by Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantors against any U.S. Borrower or any other party.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the Domestic Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Domestic Guaranty (whether contractual, under Section 509 of the United States Bankruptcy Code, or otherwise) to the claims of the Lenders against any U.S. Borrower or any other Guarantor of the indebtedness of any U.S. Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the Domestic Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which Administrative Agent, or the Lenders now has or may hereafter have against any Other Party, any endorser or any other Guarantor of all or any part of the indebtedness of any U.S. Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the indebtedness of any U.S. Borrower until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

14.8	Limitation on Enforcement.

The Lenders agree that this Domestic Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce the Domestic Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Domestic Guaranty may not be enforced against any director, officer, employee or stockholder of Guarantors.

14.9	Confirmation of Payment.

Administrative Agent and the Lenders will, upon request after payment in cash in full of the indebtedness and obligations which are the subject of the Domestic Guaranty and termination of the Commitments relating thereto, confirm to the U.S. Borrowers, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated.

SECTION 15

GUARANTY OF THE DUTCH BORROWER OBLIGATIONS

15.1	The DO Guaranty.

In order to induce the Lenders to enter into this Agreement with the Dutch Borrower or any of its Subsidiaries and to extend credit hereunder and thereunder, and in recognition of the direct benefits to be received by the DO Guarantors from the Loans made to the Dutch Borrower hereunder, each of the DO Guarantors hereby agrees with Administrative Agent and the Lenders as follows: each DO Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Dutch Borrower to Administrative Agent, and the Lenders. If any or all of the indebtedness of the Dutch Borrower to Administrative Agent and the Lenders becomes due and payable hereunder, each DO Guarantor unconditionally promises to pay such indebtedness to Administrative Agent and the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by Administrative Agent, or the Lenders in collecting any of the indebtedness. The word “indebtedness” is used in this Section 15 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Dutch Borrower, including all Obligations of the Dutch Borrower, arising in connection with this Agreement, or the other Financing Agreements, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Dutch Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable. The DO Guaranty set forth in this Section 15 is a guaranty of timely payment and not of collection.

15.2	Bankruptcy.

Additionally, each of the DO Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all indebtedness of the Dutch Borrower to the Lenders whether or not due or payable by the Dutch Borrower upon the occurrence of any of the events specified in Section 10.1(g) or (h), and unconditionally promises to pay such indebtedness to Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the DO Guarantors further agrees that to the extent that the Dutch Borrower or a DO Guarantor shall make a payment or a transfer of an interest in any property to Administrative Agent, or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Dutch Borrower or a DO Guarantor, the estate of the Dutch Borrower or a DO Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

15.3	Nature of Liability.

The liability of each DO Guarantor hereunder is exclusive and independent of any security for or other DO Guaranty of the indebtedness of the Dutch Borrower whether executed by any such DO Guarantor, any other DO Guarantor or by any other party, and no DO Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Dutch Borrower or by any other party, (b) any other continuing or other DO Guaranty, undertaking or maximum liability of a DO Guarantor or of any other party as to the indebtedness of the Dutch Borrower, (c) any payment on or in reduction of any such other DO Guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Dutch Borrower, or (e) any payment made to Administrative Agent, or the Lenders on the indebtedness which Administrative Agent, such Lenders repay the Dutch Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the DO Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

15.4	Independent Obligation.

The obligations of each DO Guarantor hereunder are independent of the obligations of any other DO Guarantor or the Dutch Borrower, and a separate action or actions may be brought and prosecuted against each DO Guarantor whether or not action is brought against any other DO Guarantor or the Dutch Borrower and whether or not any other DO Guarantor or the Dutch Borrower is joined in any such action or actions.

15.5	Authorization.

Each of the DO Guarantors authorizes Administrative Agent, and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any DO Guarantor or any other party for the payment of the DO Guaranty or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, DO Guarantors, the Dutch Borrower or other obligors.

15.6	Reliance.

It is not necessary for Administrative Agent, or the Lenders to inquire into the capacity or powers of the Dutch Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

15.7	Waiver.

(a) Each of the DO Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require Administrative Agent, or any Lender to (i) proceed against the Dutch Borrower, any other DO Guarantor or any other party, (ii) proceed against or exhaust any security held from the Dutch Borrower, any other DO Guarantor or any other party, or (iii) pursue any other remedy in Administrative Agent’s, or any Lender’s power whatsoever. Each of the DO Guarantors waives any defense based on or arising out of any defense of the Dutch Borrower, any other DO Guarantor or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of the Dutch Borrower, any other DO Guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Dutch Borrower other than payment in full of the indebtedness. Administrative Agent or any of the Lenders may, at their election, exercise any right or remedy Administrative Agent and any Lender may have against the Dutch Borrower or any other party, or any security, without affecting or impairing in any way the liability of any DO Guarantor hereunder except to the extent the indebtedness has been paid. Each of the DO Guarantors waives any defense arising out of any such election by Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the DO Guarantors against the Dutch Borrower or any other party.

(b) Each of the DO Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the DO Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each DO Guarantor assumes all responsibility for being and keeping itself informed of the Dutch Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such DO Guarantor assumes and incurs hereunder, and agrees that neither Administrative Agent nor any Lender shall have any duty to advise such DO Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the DO Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the DO Guaranty (whether contractual, under Section 509 of the United States Bankruptcy Code, or otherwise) to the claims of the Lenders against the Dutch Borrower or any other DO Guarantor of the indebtedness of the Dutch Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the DO Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the DO Guarantors hereby further agrees not to exercise any right to enforce any other remedy which Administrative Agent, or the Lenders now have or may hereafter have against any

Other Party, any endorser or any other DO Guarantor of all or any part of the indebtedness of the Dutch Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the indebtedness of the Dutch Borrower until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

15.8	Limitation on Enforcement.

The Lenders agree that this DO Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce the DO Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this DO Guaranty may not be enforced against any director, officer, employee or stockholder of the DO Guarantors.

15.9	Confirmation of Payment.

Administrative Agent and the Lenders will, upon request after payment in cash in full of the indebtedness and obligations which are the subject of the DO Guaranty and termination of the Commitments relating thereto, confirm to the Dutch Borrower, the DO Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated.

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IN WITNESS WHEREOF, Administrative Agent, Collateral Agent, Control Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

COMPANY:	THE NEWARK GROUP, INC., a New Jersey corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President, Chief Financial Officer and Assistant Treasurer

DUTCH BORROWER:	NEWARK GROUP INTERNATIONAL B.V., a private company with limited liability with its corporate seat in Amsterdam, the Netherlands

		By:	Trust International Management (T.I.M.)
B.V., its Managing Director

		By:	/s/ Joseph E. Byrne
		Name:	Joseph E. Byrne
		Title:	Authorized Person by Power of Attorney

OTHER BORROWERS:	[NONE]

OTHER GUARANTORS:	RIDGE FINANCE CORP., a Delaware corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President, Chief Financial Officer and Assistant Treasurer

NP COGEN, INC., a California corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President, Chief Financial Officer and Assistant Treasurer

AGENTS AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Control Agent, Swingline Lender and a Lender

	By:	/s/ Maura Atwater
	Name:	Maura Atwater
	Title:	Vice President